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                                                                  EXECUTION COPY

                      OMNIBUS AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         CAPTEC NET LEASE REALTY, INC.,

                           CAPTEC ACQUISITION, INC.,

                         CAPTEC FINANCIAL GROUP, INC.,

                                      AND

                     CAPTEC NET LEASE REALTY ADVISORS, INC.

                         DATED AS OF DECEMBER 20, 1999
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                               TABLE OF CONTENTS

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                                   ARTICLE I
                                  DEFINITIONS
SECTION 1.01  Terms Defined in this Section...............................    1

                                   ARTICLE II
                                  THE MERGERS
SECTION 2.01  The Mergers; Effective Time.................................    7
SECTION 2.02  Closings....................................................    8
SECTION 2.03  Effective Time..............................................    8
SECTION 2.04  Effect of the Mergers.......................................    8

                                  ARTICLE III
                           THE SURVIVING CORPORATIONS
SECTION 3.01  Names.......................................................    8
SECTION 3.02  Certificates of Incorporation and Bylaws....................    8
SECTION 3.03  Officers and Directors......................................    9
SECTION 3.04  Additional Actions..........................................    9

                                   ARTICLE IV
        MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SECURITIES;
                            ADDITIONAL CONSIDERATION
SECTION 4.01  Share Consideration; Conversion or Cancellation of              9
              Securities..................................................
SECTION 4.02  Surrender and Exchange of Securities........................   11
SECTION 4.03  Fractional Shares...........................................   11
SECTION 4.04  Transfer of Acquisition and CA Shares.......................   11
SECTION 4.05  Lost, Stolen or Destroyed Certificates......................   11
SECTION 4.06  Additional Share Consideration..............................   11

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF CFG AND CA
SECTION 5.01  Organization................................................   17
SECTION 5.02  Authorization; Enforceability...............................   18
SECTION 5.03  Conflicts...................................................   18
SECTION 5.04  Consents and Approvals......................................   18
SECTION 5.05  Anti-takeover Provisions Inapplicable.......................   18
SECTION 5.06  Capitalization..............................................   18
SECTION 5.07  Investments; Subsidiaries...................................   19
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SECTION 5.08  Financial Statements; No Material Adverse Change............   19
SECTION 5.09  Compliance with Laws; Permits...............................   20
SECTION 5.10  Litigation..................................................   21
SECTION 5.12  Employee Benefit Plans; Labor Matters.......................   21
SECTION 5.13  Tax Matters.................................................   23
SECTION 5.14  Real Property Owned or Leased...............................   24
SECTION 5.15  Undisclosed Liabilities.....................................   24
SECTION 5.16  Absence of Certain Changes or Events........................   24
SECTION 5.17  Assets......................................................   25
SECTION 5.18  Books and Records...........................................   26
SECTION 5.19  Proxy Statement.............................................   26
SECTION 5.20  Brokers and Finders.........................................   26
SECTION 5.21  Full Disclosure.............................................   26
SECTION 5.22  Environmental Matters.......................................   26
SECTION 5.23  Insurance Disclosure........................................   27
SECTION 5.24  Allowance for Possible Loan Losses..........................   27
SECTION 5.25  Year 2000 Compliance........................................   27
SECTION 5.26  Material Agreements.........................................   28
SECTION 5.27  Intellectual Property.......................................   28
SECTION 5.28  Absence of Certain Business Practices.......................   28
SECTION 5.29  Affiliate Transactions......................................   28
SECTION 5.30  Loans; Investments..........................................   29

                                   ARTICLE VI
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ACQUISITION
SECTION 6.01  Organization................................................   32
SECTION 6.02  Authorization; Enforceability...............................   32
SECTION 6.03  Conflicts...................................................   32
SECTION 6.04  Consents and Approvals......................................   32
SECTION 6.05  Anti-takeover Provisions Inapplicable.......................   33
SECTION 6.06  Capitalization..............................................   33
SECTION 6.07  Financial Statements; No Material Adverse Change............   33
SECTION 6.08  No Prior Activities; Assets of Acquisition..................   34
SECTION 6.09  Compliance with Laws........................................   34
SECTION 6.10  SEC Reports.................................................   34
SECTION 6.11  Litigation..................................................   34
SECTION 6.12  Proxy Statement.............................................   35
SECTION 6.13  Brokers and Finders.........................................   35
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                                  ARTICLE VII
                    COVENANTS AND AGREEMENTS OF THE PARTIES
SECTION 7.01  Conduct of the Business.....................................   35
SECTION 7.02  Officers and Employees......................................   37
SECTION 7.03  Meeting of Shareholders.....................................   37
SECTION 7.04  Proxy Materials.............................................   38
SECTION 7.05  Filings; Other Action.......................................   38
SECTION 7.06  Access to Information.......................................   38
SECTION 7.07  Advisory Agreement..........................................   39
SECTION 7.08  Intellectual Property Rights................................   39
SECTION 7.09  Tax Matters.................................................   39
SECTION 7.10  Reorganization..............................................   40
SECTION 7.11  Further Actions; Cooperation................................   41
SECTION 7.12  Notice of Certain Events....................................   41
SECTION 7.13  Certain Actions.............................................   41
SECTION 7.14  Current Information.........................................   42
SECTION 7.15  Reservation of Shares to Satisfy Contingent Payment            42
              Obligation..................................................
SECTION 7.16  Indemnification and Insurance...............................   42
SECTION 7.17  Certain Employment Matters..................................   42
SECTION 7.18  Disclosure Schedule.........................................   42
SECTION 7.19  Tax Certificates............................................   42

                                  ARTICLE VIII
                           CONDITIONS TO THE MERGERS
SECTION 8.01  Conditions to Each Party's Obligations......................   43
SECTION 8.02  Additional Conditions to Obligation of the Company and         44
              Acquisition.................................................
SECTION 8.03  Additional Conditions to Obligation of CFG and CA...........   45

                                   ARTICLE IX
                                INDEMNIFICATION
SECTION 9.01  CFG and CA Indemnities to the Company.......................   46
SECTION 9.02  Company's Indemnities to CFG and CA.........................   46
SECTION 9.03  Notice and Opportunity to Defend............................   47
SECTION 9.04  Survival of Representations and Warranties..................   48
SECTION 9.05  Right of Set-off............................................   48
SECTION 9.06  Limitations on Indemnification..............................   48
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                                   ARTICLE X
                                  TERMINATION
SECTION
  10.01       Termination.................................................   49
SECTION
  10.02       Notice......................................................   50
SECTION
  10.03       Effect of Termination.......................................   50

                                   ARTICLE XI
                               GENERAL PROVISIONS
SECTION
  11.01       Expenses....................................................   50
SECTION
  11.02       Notices, Etc. ..............................................   51
SECTION
  11.03       Binding Effect; No Assignment...............................   51
SECTION
  11.04       Entire Agreement............................................   52
SECTION
  11.05       Remedies Cumulative; Specific Performance...................   52
SECTION
  11.06       Waiver......................................................   52
SECTION
  11.07       No Third-Party Beneficiaries................................   52
SECTION
  11.08       Governing Law...............................................   52
SECTION
  11.09       Section Headings; Interpretation............................   52
SECTION
  11.10       Severability................................................   52
SECTION
  11.11       Amendment...................................................   53
SECTION
  11.12       Further Assurances..........................................   53
SECTION
  11.13       Public Announcements........................................   53
SECTION
  11.14       Exhibits and Schedules......................................   53
SECTION
  11.15       CFG/CA Representative.......................................   53
SECTION
  11.16       Counterparts................................................   53
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
EXHIBITS
Exhibit A-1       CA Shareholders
Exhibit A-2       CFG Common Shareholders
Exhibit A-3       CFG Preferred Shareholders
Exhibit A-4       Individual Warrant Holders
Exhibit A-5       Institutional Warrant Holders
Exhibit A-6       Option Holders
Exhibit A-7       Options
Exhibit A-8       Warrants
Exhibit B         Form of Registration Rights Agreement
Exhibit C         Earnout Applicable Percentage
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
SCHEDULES
Schedule 5.03     Conflicts
Schedule 5.04     Consents and Approvals
Schedule 5.06     Capitalization
Schedule 5.07     Investments; Subsidiaries
Schedule 5.08     Liabilities
Schedule 5.10     Litigation
Schedule 5.12     Employee Plans; Labor Matters
Schedule 5.13     Tax Matters
Schedule 5.14     Real Property
Schedule 5.15     Undisclosed Liabilities
Schedule 5.16     Absence of Certain Changes or Events
Schedule 5.17     Assets
Schedule 5.18     Books and Records
Schedule 5.22     Environmental Matters
Schedule 5.25     Year 2000 Compliance
Schedule 5.26     Material Agreements
Schedule 5.27     Intellectual Property
Schedule 5.29     Affiliate Transactions
Schedule 5.30(b)  Portfolio Loans
Schedule 5.30(e)  Loans
Schedule 5.30(g)  Servicing Requirements
Schedule 5.30(k)  Interest Rate Risk Management
Schedule 5.30(m)  Repurchase Obligations
Schedule 5.30(o)  Loan Defaults
Schedule 5.30(p)  Loans Held for Securitizations
Schedule 5.30(q)  Securitizations
Schedule 6.04     Governmental Authority Consents and Approvals
Schedule 9.01     Indemnification Percentage Interests
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                      OMNIBUS AGREEMENT AND PLAN OF MERGER

     This OMNIBUS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of December 20, 1999 and is by and among CAPTEC NET LEASE REALTY, INC., a Delaware corporation (the "Company"), CAPTEC FINANCIAL GROUP, INC., a Michigan corporation ("CFG"), CAPTEC NET LEASE REALTY ADVISORS, INC., a Delaware corporation ("CA"), and CAPTEC ACQUISITION, INC., a Michigan corporation and a wholly-owned subsidiary of the Company ("Acquisition").

                                    RECITALS

     WHEREAS, the Board of Directors of each of CFG and Acquisition has determined that it is in the best interests of CFG and Acquisition and their respective shareholders for CFG and Acquisition to merge pursuant to applicable law, with CFG being the surviving entity;

     WHEREAS, the Board of Directors of each of the Company and CA has determined that it is in the best interests of the Company and CA and their respective shareholders for the Company and CA to merge pursuant to applicable law, with the Company being the surviving entity;

     WHEREAS, the parties desire that (i) as part of the CFG Merger (as hereinafter defined), the CFG Common Shareholders (as hereinafter defined) are to receive shares of Company Common Stock (as hereinafter defined) and Earnout Participation Rights (as hereinafter defined); the CFG Preferred Shareholders (as hereinafter defined) are to receive shares of Company Common Stock and no Earnout Participation Rights, but are to receive in lieu thereof certain rights under the Registration Rights Agreement (as hereinafter defined); the Individual Warrant Holders (as hereinafter defined) are to receive shares of Company Common Stock and Earnout Participation Rights; the Option Holders are to receive shares of Company Common Stock and Earnout Participation Rights; the Institutional Warrant Holders (as hereinafter defined) are to receive cash and no shares of Company Common Stock or Earnout Participation Rights; and (ii) as part of the CA Merger, the CA Common Shareholders are to receive shares of Company Common Stock, in each of (i) and (ii) all as more fully set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that each of the Mergers (as hereinafter defined) qualify as a reorganization within the meaning of Section 368(a) of the Code (as hereinafter defined).

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01 Terms Defined in this Section. As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Acquisition" shall have the meaning set forth in the Preamble.

     "Acquisition Common Stock" shall mean the common stock, par value $0.01 per share, of Acquisition.

     "Acquisition Proposal" shall have the meaning set forth in Section 7.13(b).

     "Advisory Agreement" shall mean that certain Advisory Agreement, dated as of August 29, 1997, by and between the Company and CA, as amended to date.

     "Additional Payment" shall have the meaning given thereto in Section
4.06(l).

     "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

     "Agreement" shall have the meaning set forth in the Preamble.
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     "Applicable Percentages" shall have the meaning set forth in Section
4.06(d).

     "Asserted Liability" shall have the meaning set forth in Section 9.03.

     "Audited CFG Financial Statements" shall have the meaning set forth in
Section 5.08(a).

     "Authorization" shall mean any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

     "Bradford" shall mean J.C. Bradford & Co. LLC.

     "Business Combination" shall have the meaning set forth in Section 4.01(e).

     "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York or in the State of Michigan.

     "CA" shall have the meaning set forth in the Preamble.

     "CA Common Stock" shall mean the common stock, without par value, of CA.

     "CA Exchange Ratio" shall have the meaning set forth in Section 4.01(d).

     "CA Financial Statements" shall have the meaning set forth in Section 5.08(c).

     "CA Merger" shall have the meaning set forth in Section 2.01(b).

     "CA Shareholders" shall mean the holders of CA Common Stock identified in Exhibit A-1.

     "Certificate of Merger" shall mean the certificate of merger with respect to each of the Mergers containing the provisions required by, and executed in accordance with, DGCL Section 251 and MBCA Section 707, as the case may be.

     "Certificate" or "Certificates" shall have the meaning set forth in Section 4.0l(f).

     "CFG" shall have the meaning set forth in the Preamble.

     "CFG/CA Financial Statements" shall have the meaning set forth in Section 5.08(c).

     "CFG/CA Permits" shall have the meaning set forth in Section 5.09.

     "CFG/CA Representative" shall have the meaning set forth in Section 11.15.

     "CFG Common Shareholders" shall mean the holders of CFG Common Stock identified in Exhibit A-2.

     "CFG Common Stock" shall mean the common stock, par value $1.00 per share of CFG.

     "CFG Exchange Ratio" shall have the meaning set forth in Section 4.01(b).

     "CFG Merger" shall have the meaning set forth in Section 2.01(a).

     "CFG Preferred Shareholders" shall mean the holders of CFG Preferred Stock listed in Exhibit A-3.

     "CFG Preferred Stock" shall mean the Class A Convertible Preferred Stock, without par value, of CFG.

     "CFG Shareholders" shall mean all of the shareholders of CFG Common Stock and CFG Preferred Stock.

     "CFG Stock" shall mean the CFG Common Stock and the CFG Preferred Stock.

     "CFG Surviving Corp." shall have the meaning set forth in Section 2.03(b).

     "CFG Tax Issue" shall have the meaning set forth in Section 7.09(c).

     "Change of Control" shall have the meaning set forth in Section 4.06(k).

     "Closing" or "Closings" shall mean the closing of the Mergers.
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     "Closing Date" shall mean the date on which the Closings occur.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the Preamble.

     "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

     "Company EPS" shall have the meaning set forth in Section 4.06(e).

     "Company Indemnitees" shall have the meaning set forth in Section 9.01.

     "Company Losses" shall have the meaning set forth in Section 9.01.

     "Company Surviving Corp." shall have the meaning set forth in Section 2.03(b).

     "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

     "Disclosure Schedule" shall mean the schedule executed and delivered by the Company, Acquisition, CFG and CA within 10 Business Days of the date of execution hereof and that sets forth exceptions to the representations and warranties contained herein and contains certain other information required hereby.

     "Earnout Audit" shall have the meaning set forth in Section 4.06(g).

     "Earnout Default" shall have the meaning set forth in Section 4.06(k).

     "Earnout Participants" shall mean the (i) CFG Common Shareholders, (ii) Individual Warrant Holders, and (iii) Option Holders immediately prior to the CFG Merger.

     "Earnout Participation Rights" shall mean the right to receive the Earnout Shares referred to in Section 4.06.

     "Earnout Payment" shall have the meaning set forth in Section 4.06(a).

     "Earnout Period" shall have the meaning set forth in Section 4.06(a)

     "Earnout Shares" shall have the meaning set forth in Section 4.06(a).

     "Earnout Statement" shall have the meaning set forth in Section 4.06(g).

     "Effective Time" shall have the meaning set forth in Section 2.03(a).

     "Environmental Claim" shall mean any written notice, claim, demand, action, suit, complaint, or proceeding which has been served upon or delivered or otherwise transmitted to the party in question, by any Person alleging material Environmental Liabilities or potential material Environmental Liabilities.

     "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. sec.sec. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. sec.sec. 5101 et seq.); the Federal Insecticide Fungicide, and Rodenticide Act (7 U.S.C. sec.sec. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. sec.sec. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. sec.sec. 2601 et seq.); the Clean Air Act (42 U.S.C. sec.sec. 7401 et seq.); the Occupational Safety and Health Act (29 U.S.C. sec.sec. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. sec.sec. 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

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     "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of experts and consultants and reasonable fees, disbursements and expenses of counsel), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

     "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

     "ERISA" shall have the meaning set forth in Section 5.12(a).

     "ERISA Affiliate" shall have the meaning set forth in Section 5.12(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

     "Financial Statements" shall have the meaning set forth in Section 6.07(a).

     "First Earnout Payment" shall have the meaning set forth in Section
4.06(a).

     "First Earnout Period" shall have the meaning set forth in Section 4.06(a).

     "First Year Maximum Shares" shall have the meaning set forth in Section 4.06(b)(ii).

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any self-regulating organization, securities exchange or securities trading system.

     "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability under, any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB')s, or any radioactive substance.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder.

     "Indemnitee" shall have the meaning set forth in Section 9.03.

     "Indemnifying Party" shall have the meaning set forth in Section 9.03.

     "Individual Warrant Holders" shall mean the individuals holding the Warrants identified in Exhibit A-4.

     "Initial Share Consideration" shall mean the shares of Company Common Stock to be paid to the CFG Shareholders, the Individual Warrant Holders, the Option Holders, and the CA Shareholders pursuant to the terms of Sections
4.01(b) - 4.01(d) hereof.

     "Institutional Warrant Holders" shall mean the institutions holding the Warrants identified on Exhibit A-5.

     "Insurance Amount" shall have the meaning set forth in Section 7.16.

     "Intellectual Property" shall mean any and all patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, tradename applications and registrations, trade dress copyrights, copyright applications and registrations, mask work, mask work applications, licenses, logos, corporate and partnership names, and customer lists, proprietary processes, formulae, inventions, trade secrets, secret processes, computer programs, know-how, confidential information, development tools and other proprietary rights, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

     "Internal MIS Systems and Facilities" shall mean any computer software and systems (including hardware, firmware, operating system software, utilities, and applications software) used in the ordinary course of the applicable party's business by or on behalf of such party, including the Company's payroll, accounting, billing/receivables, inventory, asset tracking, customer service, human resources, and e-mail systems.

     "Investor" shall have the meaning set forth in Section 5.30(a).

     "IRS" shall mean the Internal Revenue Service of the United States.

     "Knowledge" or "knowledge" shall mean the terms "knowledge" and "aware" and any derivatives thereof and, when applied to any party to this Agreement, shall refer to the knowledge or awareness, as the case may be, which such party or, if applicable, any director or executive officer thereof has, or reasonably should have had, given such party's official position and after reasonable due inquiry of the other officers, directors, and/or key employees of such party.

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security agreement of any kind or nature whatsoever.

     "Loan" shall have the meaning set forth in Section 5.30(a).

     "Loan Documents" shall have the meaning set forth in Section 5.30(a).

     "Loans Held for Sale" shall have the meaning set forth in Section 5.30(a).

     "Material Acquisition" shall have the meaning set forth in Section 4.06(e)(ii).

     "Material Adverse Effect" shall mean as to any Person, a material adverse effect on the business, properties, operations or condition (financial or other) of such Person taken as a whole; provided, however, that under no circumstance shall a Material Adverse Effect be determined to have occurred as a result of the Company ceasing to be a real estate investment trust. Whenever in this Agreement an event, circumstance, or set of facts is described as having or resulting in, or not having or resulting in, a Material Adverse Effect with regard to the party involved, whether such event, circumstance or set of facts does, in fact, so constitute such a Material Adverse Effect shall be determined by assessing whether such event, circumstance, or set of facts would have or result in a Material Adverse Effect individually or in the aggregate when taken together with all such other similar or other events, circumstances, or set of facts, which in and of themselves may not constitute, have, or result in a Material Adverse Effect, but when taken together may so constitute a Material Adverse Effect.

     "Material Agreement" shall mean any contract, lease, restriction, agreement, instrument or commitment to which CFG or CA is a party or by which its properties are bound (i) which provides for either CFG or CA to receive or commits either CFG or CA to expend, $50,000 (including cash or the fair market value of non-cash assets) or more in the aggregate in any 12-month period or $50,000 or more in the aggregate over any period, (ii) which if breached by any party thereto would result in liability or loss to either CFG or CA of $50,000 or more in the aggregate or (iii) which is a stockholders agreement relating to either CFG or CA, partnership agreement, joint venture agreement or other agreement pursuant to which either CFG or CA has an equity interest in any Person or any Person has an equity interest in CFG or CA.

     "Material Disposition" shall have the meaning set forth in Section 4.06(e)(i).

     "MBCA" shall mean the Business Corporation Act of the State of Michigan, as in effect from time to time.

     "Mergers" shall mean the CFG Merger and the CA Merger, collectively.

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

     "Mortgage Loan" shall have the meaning set forth in Section 5.30(a).

     "Objection Notice" shall have the meaning set forth in Section 4.06(g).

     "Offering Circular" shall mean the Offering Circular for Captec Franchise Trust 1999-1, dated May 19, 1999.

     "Option Holders" shall mean the holders of Options identified on Exhibit
A-6.

     "Options" shall mean the options to purchase shares of CFG Common Stock listed in Exhibit A-7.

     "Option Termination Agreement" shall have the meaning set forth in Section 4.01(c).

     "Order" shall have the meaning set forth in Section 8.01(e).

     "ordinary course of business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Permitted Liens" shall mean (a) statutory Liens, including mechanics', carriers', workmen's, repairmen's and other similar liens, arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (b) Liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, and (c) Liens and defects in title that in the aggregate do not have a Material Adverse Effect.

     "Person" shall mean any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint stock company, Governmental Authority, joint venture or other legal entity of any kind.

     "Plans" shall have the meaning set forth in Section 5.12(a).

     "Pre-Closing Book Value" shall mean Fifteen Dollars ($15.00), the per-share book value of the Company Common Stock as determined by mutual agreement of the Company and the CFG Shareholders and the CA Shareholders.

     "Portfolio Loan" shall have the meaning set forth in Section 5.30(a).

     "Present Value" shall have meaning set forth in Section 4.06(k).

     "Proxy Statement" shall have the meaning set forth in Section 5.04.

     "Prudential Securities" shall mean Prudential Securities Incorporated.

     "Registration Rights Agreement" shall mean that certain Registration Rights Agreement between the Company and the CFG Preferred Shareholders to be entered pursuant to and in accordance with Section 8.03(e) hereof and substantially in the form of Exhibit B.

     "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

     "Remaining Shares" shall have the meaning set forth in Section
4.06(c)(iii).

     "Representation Agreement" shall have the meaning set forth in Section
11.15.

     "Resolution" shall have the meaning set forth in Section 7.09(c)(vii).

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Documents" shall have the meaning set forth in Section 6.10.

     "Second Earnout Payment" shall have the meaning set forth in Section
4.06(a).

     "Second Earnout Period" shall have the meaning set forth in Section
4.06(a).

     "Second Year Maximum Shares" shall have the meaning set forth in Section 4.06(c)(ii).

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Seller Losses" shall have the meaning set forth in Section 9.02.

     "Serviced Loans" shall have the meaning set forth in Section 5.30(a).

     "Servicing Requirements" shall have the meaning set forth in Section
5.30(a).

     "Special Committee" shall mean the Special Committee of the Board of Directors of the Company.

     "Stockholders' Meetings" shall have the meaning set forth in Section 5.04.

     "Subsidiary" shall mean as to any Person, any other Person of which at the time of determination the first Person owns or controls directly or indirectly more than 50% of the outstanding common stock or equity securities.

     "Surviving Corporations" shall have the meaning set forth in Section
2.03(b).

     "Tax" or "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, customs duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by any Taxing Authority.

     "Tax Matter" shall have the meaning set forth in Section 7.09(c).

     "Tax Return" shall mean any return, declaration of estimated tax, tax report, customs declaration, claim for refund or information return or statement relating to Taxes, including any amendment thereto.

     "Taxing Authority" shall have the meaning set forth in Section 5.13(e).

     "Unaudited CFG Financial Statements" shall have the meaning set forth in
Section 5.08(b).

     "Warrants" shall mean the warrants to purchase shares of CFG Common Stock listed in Exhibit A-8.

     "Warrant Holder" shall mean each Institutional Warrant Holder and each Individual Warrant Holder.

     "Warrant Termination Agreement" shall have the meaning set forth in Section 4.01(c).

     "Year 2000 Compliant" means that (1) the products, services, or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing, and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000 except as could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE II

                                  THE MERGERS

     SECTION 2.01 The Mergers; Effective Time.

     (a) The CFG Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Acquisition shall be merged with and into CFG in accordance with Section 707 of the MBCA, with CFG being the surviving corporation, whereupon the separate corporate existence of Acquisition shall cease and CFG shall continue its corporate existence under the laws of the State of Michigan (the "CFG Merger").

     (b) The CA Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, CA shall be merged with and into the Company in accordance with Section 251 of the DGCL, with the

Company being the surviving corporation, whereupon the separate corporate existence of CA shall cease and the Company shall continue its corporate existence under the laws of the State of Delaware (the "CA Merger").

     SECTION 2.02 Closings. Subject to Article X and the fulfillment or waiver of the conditions set forth in Article VIII, the Closings shall take place at
(i) the offices of Brown & Wood LLP, 1666 K Street, N.W., Washington, D.C., at 10:00 a.m., as promptly as practical (and in any event within two Business Days) following the fulfillment or waiver of the conditions set forth in Article VIII (other than conditions which by their nature are intended to be fulfilled at the Closings), or (ii) such other place or time or on such other date as the parties may mutually agree in writing or as the parties may mutually agree is necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII.

     SECTION 2.03 Effective Time.

     (a) In accordance with the applicable provisions of the MBCA and the DGCL, the Mergers shall become effective (the "Effective Time") (i) on the date and at the time of the filing of a Certificate of Merger with respect to the CFG Merger with the Secretary of State of the State of Michigan in accordance with the provisions of the MBCA; and (ii) on the date and at the time of the filing of a Certificate of Merger with respect to the CA Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at such later times, not later than five Business Days thereafter, as may be specified in the respective Certificates of Merger. Each Certificate of Merger shall, at least 15 Business Days prior to the date of filing thereof, be submitted to the appropriate authority for pre-clearance in accordance with the administrative procedures of the Secretary of State of the State of Michigan and the Secretary of State of the State of Delaware, as the case may be. The parties agree to use their reasonable commercial efforts to ensure that the Effective Time of each Merger occurs concurrently and on the Closing Date.

     (b) CFG, as the surviving corporation of the CFG Merger, shall be referred to herein as "CFG Surviving Corp." The Company, as the surviving corporation of the CA Merger, shall be referred to herein as "Company Surviving Corp." (collectively, CFG Surviving Corp. and Company Surviving Corp. are referred to herein as the "Surviving Corporations"). In accordance with and subject to the provisions of the DGCL and the MBCA, as applicable, (i) all the rights, privileges, powers, immunities, purposes and franchises of CFG and Acquisition shall vest in CFG Surviving Corp. and all debts, liabilities, obligations, and duties of CFG and Acquisition shall become the debts, liabilities, obligations, and duties of CFG Surviving Corp., and (ii) all the rights, privileges, powers, immunities, purposes and franchises of the Company and CA shall vest in Company Surviving Corp. and all debts, liabilities, obligations, and duties of the Company and CA shall become the debts, liabilities, obligations, and duties of Company Surviving Corp. For Tax purposes, the parties agree that the Effective Time shall be deemed to occur after the close of business on the date on which the Effective Time occurs, and no party hereto shall take a position inconsistent therewith, except as may be required by law.

     SECTION 2.04 Effect of the Mergers. The CFG Merger shall have the effect set forth in Section 724 of the MBCA, and the CA Merger shall have the effect set forth in Section 259 of the DGCL.

                                  ARTICLE III

                           THE SURVIVING CORPORATIONS

     SECTION 3.01 Names. The name of the surviving corporation of (a) the CFG Merger shall be "CFG, Inc.", and (b) the CA Merger shall be "Captec Financial Group, Inc." or, in each case, such other name as may be approved by the shareholders of the respective Surviving Corporations.

     SECTION 3.02 Certificates of Incorporation and Bylaws.

     (a) The Articles of Incorporation and Bylaws of CFG as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of CFG Surviving Corp. unless and until amended in accordance with their terms and applicable law.

     (b) The Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of Company Surviving Corp. unless and until amended in accordance with their terms and applicable law.

     SECTION 3.03 Officers and Directors.

     (a) The officers and, except as otherwise provided in the Certificate of Merger evidencing the CFG Merger, the directors of CFG immediately prior to the Effective Time shall continue as the officers and directors of CFG Surviving Corp. and shall remain officers and directors thereof until their successors are duly elected and qualified or their prior resignation, removal or death.

     (b) The officers and directors of the Company immediately prior to the Effective Time shall continue as the officers and directors of Company Surviving Corp. and shall remain officers and directors thereof until their successors are duly elected and qualified or their prior resignation, removal or death.

     SECTION 3.04 Additional Actions. If, at any time after the Effective Time, CFG Surviving Corp. or Company Surviving Corp. shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions, things or documents are necessary or desirable to vest, perfect or confirm of record or otherwise in CFG Surviving Corp. or Company Surviving Corp., as the case may be, its respective right, title or interest in, to or under any of the rights, properties or assets of Acquisition or CA, as the case may be, or otherwise to carry out the terms or purposes of this Agreement, the officers and directors of CFG Surviving Corp. or Company Surviving Corp., as appropriate, shall be authorized to execute and deliver, in the name and on behalf of Acquisition or CA, as the case may be, all such deeds, bills of sale, assignments and assurances or other documentation and to take and do, in the name and on behalf of Acquisition or CA, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in CFG Surviving Corp. or Company Surviving Corp., as the case may be, or otherwise to carry out the purpose of this Agreement.

                                   ARTICLE IV

                      MERGER CONSIDERATION; CONVERSION OR
              CANCELLATION OF SECURITIES; ADDITIONAL CONSIDERATION

     SECTION 4.01 Share Consideration; Conversion or Cancellation of Securities.

     (a) Company Securities. All issued and outstanding securities of the Company outstanding immediately prior to the Effective Time (including, without limitation, all shares of Company Common Stock and all options and warrants exercisable for and securities convertible into shares of Company Common Stock) shall remain issued and outstanding following the Mergers with the same terms and subject to the same conditions as in effect prior to the Effective Time.

     (b) CFG Securities; Acquisition Securities. At the Effective Time, each share of CFG Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the CFG Merger and without any action on the part of the holder thereof, be converted into the right to receive, except as otherwise indicated on Exhibit A-2, 45.71086 shares of Company Common Stock, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization or other similar event applicable to shares of Company Common Stock prior to the Effective Time (the "CFG Exchange Ratio"), upon surrender of the certificate representing such share of CFG Stock. The aggregate number of shares of Company Common Stock to be provided to the CFG Shareholders, the Option Holders and the Warrant Holders hereunder shall not exceed 2,440,000, subject to any additional shares of Company Common Stock to be provided to the Earnout Participants pursuant to Section 4.06. In addition to the shares of Company Common Stock to be received by the holders of CFG Stock and the Option Holders and the Warrant Holders (as more fully set forth in Section 4.01(c)) in the CFG Merger, (i) the Earnout Participants shall also be entitled to receive the Earnout Shares and the Additional Payments all as more fully set forth in
Section 4.06, and (ii) the CFG Preferred Shareholders shall receive registration rights as are provided in the Registration Rights Agreement referred to in
Section 8.03(e) hereof. Each share of CFG Stock held in treasury by CFG immediately prior to the Effective Time shall, by virtue of the CFG Merger, be canceled and retired and cease to exist, without any conversion thereof and no consideration shall be issued in exchange therefor. At the Effective Time, each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the CFG Merger and without any action on the part of the holder thereof, be converted into one share of common stock of CFG Surviving Corp.

     (c) Treatment of Options and Warrants. Immediately prior to the Effective Time, each Option Holder shall execute and deliver to CFG an agreement (an "Option Termination Agreement") in a form to be mutually agreed between CFG and the Special Committee, and pursuant to which the Option Holders shall forfeit all rights under and pursuant to the terms of their Options, in exchange for the right to receive in the CFG Merger such number of shares of Company Common Stock as is set forth opposite the name of each respective Option Holder on Exhibit A-6. Immediately prior to the Effective Time, each Warrant Holder shall execute and deliver to CFG an agreement (a "Warrant Termination Agreement") in a form to be mutually agreed between CFG and the Special Committee, and pursuant to which the Institutional Warrant Holders and the Individual Warrant Holders, shall forfeit all rights under and pursuant to the terms of their Warrants in exchange for the right to receive in the CFG Merger such cash payments and shares of Company Common Stock, respectively, as are set forth opposite the name of such Warrant Holder on Exhibit A-8. The effectiveness of each Option Termination Agreement and each Warrant Termination Agreement shall be expressly contingent upon and subject to the consummation of the transactions contemplated herein.

     (d) CA Securities. At the Effective Time, each share of CA Common Stock, issued and outstanding immediately prior to the Effective Time, shall, by virtue of the CA Merger and without any action on the part of the holder thereof, be converted into the right to receive 560 shares of Company Common Stock, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization or other similar event applicable to shares of Company Common Stock prior to the Effective Time (the "CA Exchange Ratio"), upon surrender of the certificate representing such share of CA Common Stock. The aggregate number of shares of Company Common Stock to be provided to the CA Shareholders hereunder shall be 560,000. Each share of CA Common Stock held in treasury by CA immediately prior to the Effective Time shall, by virtue of the CA Merger, be canceled and retired and cease to exist, without any conversion thereof and no consideration shall be issued in exchange therefor.

     (e) No Splits, Etc. Each of CFG and CA covenants and agrees that, prior to the Effective Time, each of such entities shall not split or combine its capital stock, or pay a stock dividend or other stock distribution in shares of its capital stock, or in rights or securities exchangeable or convertible into or exercisable for its capital stock, or otherwise change its capital stock into, or exchange its capital stock for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of such entity as a result of which its respective shareholders receive cash, stock or other property in exchange for, or in connection with, their capital stock of such entity (a "Business Combination") or otherwise), or make any other dividend or distribution on or of its capital stock, without the parties hereto having first entered into an amendment to this Agreement pursuant to which the consideration to be paid hereunder will be adjusted to reflect such split, combination, dividend, distribution, Business Combination or change; provided, however, that CA shall not be prohibited by reason of this Section 4.01(e) from making a cash distribution to its officers, directors and shareholders immediately prior to the CA Merger.

     (f) No Further Rights. All CFG Stock, Options, Warrants, and CA Common Stock to be converted into Company Common Stock pursuant to this Section 4.01 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and the holders of a certificate or certificates representing such shares (a "Certificate" or the "Certificates") or Options or Warrants representing the right to acquire such shares shall thereafter cease to have any rights with respect thereto, except the right to receive for all of the CFG Stock, Options, Warrants, or CA Common Stock, as the case may be, upon the surrender of such Certificates, Options or Warrants in accordance with Section 4.02, the Company Common Stock or in the case of the Institutional Warrant Holders, cash, specified and, with respect to all the CFG Shareholders and CA Shareholders, cash in lieu of fractional shares of Company Common Stock as contemplated by
Section 4.03.

     SECTION 4.02 Surrender and Exchange of Securities. At or after the Effective Time, upon surrender by the CFG Shareholders and the CA Shareholders of their respective Certificates for cancellation to the Company, together with any other required documents, and upon evidence that the Option Holders and Warrant Holders have executed the Option Termination Agreement or the Warrant Termination Agreement, as applicable, the CFG Shareholders, the CA Shareholders, the Option Holders and the Individual Warrant Holders shall receive (i) certificates of Company Common Stock representing the number of whole shares of Company Common Stock into which shares of CFG Stock or CA Common Stock, as the case may be, have been converted in accordance with Section 4.01(b) or Section 4.01(d), as the case may be, or such number of shares of Company Common Stock as each Option Holder or Individual Warrant Holder is entitled to under Section 4.01(c) hereof, as the case may be, and (ii) cash in lieu of fractional shares as contemplated by Section 4.03, and all Certificates, Options and Warrants so surrendered shall forthwith be canceled, and the Institutional Warrant Holders shall receive the cash referred to in Section 4.01. Until surrendered or exchanged, the outstanding Certificates, Options and Warrants shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following sentence) to evidence ownership of the number of shares of Company Common Stock into which such CFG Stock, Options, Warrants, or CA Common Stock, as the case may be, has been converted pursuant to Section 4.01 hereof and the other rights contemplated in the preceding sentence; provided, however, that no dividends or other distributions, if any, in respect of such shares of Company Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates, Options or Warrants until such Certificates, Options or Warrants are surrendered. Subject to applicable law, after the surrender and exchange of Certificates, Options or Warrants the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of Company Common Stock for which such Certificate, Option or Warrant was exchangeable. Holders of any unsurrendered Certificates, Options or Warrants shall not be entitled to vote with respect to Company Common Stock that they may be entitled to receive until such unsurrendered Certificates are exchanged pursuant to this Section 4.02.

     SECTION 4.03 Fractional Shares. No fractional shares of Company Common Stock shall be issued in the Mergers. In lieu of any such fractional securities, CFG Shareholders, Option Holders, Warrant Holders, and CA Shareholders, as the case may be, will be paid an amount in cash (without interest) equal to the Pre-Closing Book Value of one share of the Company Common Stock, multiplied by such fraction.

     SECTION 4.04 Transfer of Acquisition and CA Shares. No transfers of CFG Stock, Options, Warrants or CA Common Stock shall be made on the stock transfer books of CFG or CA, respectively, after the date of this Agreement and before the Closing Date; provided, however, that any holder of any CFG Common Stock or CA Common Stock, or any Option Holder or Individual Warrant Holder shall not be precluded from making such transfers for personal estate planning purposes, including transfers to a trust or trusts for the benefit of such party's family members.

     SECTION 4.05 Lost, Stolen or Destroyed Certificates. In the event any Certificate, Option or Warrant shall have been lost, stolen or destroyed, upon receipt by the Company of an affidavit of that fact from the holder thereof and if reasonably satisfied that adequate provision for indemnification has been made, which may include, at the Company's discretion, the provision by the holder thereof at his sole cost and expense, of an appropriate bond or other form of insurance, the Company will issue in exchange for such lost, stolen or destroyed Certificate, Option or Warrant shares of Company Common Stock, as applicable, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Company Common Stock all as provided in Section 4.02, deliverable in respect thereof pursuant to this Agreement.

     SECTION 4.06 Additional Share Consideration.

     (a) Timing and Procedure of Earnout Shares. In addition to the Initial Share Consideration, the Company hereby agrees that it shall issue to the Earnout Participants in accordance with the terms of this Section 4.06 additional shares of Company Common Stock (collectively, the "Earnout Shares") based on the performance of the Company Surviving Corp. on a consolidated basis during (i) the period from January 1, 2000 (pro forma assuming the Mergers were consummated as of such date) until and including December 31,

2000 (such period referred to as the "First Earnout Period" and such amount referred to as the "First Earnout Payment"), and (ii) the period from January 1, 2001 until and including December 31, 2001 (such period referred to as the "Second Earnout Period" and such amount referred to as the "Second Earnout Payment," and each of the First Earnout Period and the Second Earnout Period, an "Earnout Period," and each of the First Earnout Payment and the Second Earnout Payment, an "Earnout Payment"). Any Earnout Shares to be issued pursuant to the terms of this Section 4.06 shall be issued not later than the tenth Business Day following the date the Earnout Statement (as hereinafter defined) is required to be delivered to the CFG/CA Representative in accordance with Section 4.06(g) unless the parties disagree as to the computation of the Company EPS (as defined in Section 4.06(e)) reflected on the Earnout Statement for the applicable Earnout Period, in which event any such Earnout Shares to be issued shall be issued within two Business Days following final resolution of any such disagreement in accordance with Section 4.06(g). Any Earnout Shares to be issued shall be in an amount as determined in accordance with Section 4.06(b) and
Section 4.06(c) hereof, as the case may be. Any reference to the Company in this
Section 4.06 shall be deemed to refer to Company Surviving Corp.

     (b) Determination of First Earnout Payment. The Earnout Shares, if any, to be issued to the Earnout Participants pursuant to this Section 4.06 for the applicable period shall be issued pursuant to the applicable formulae set forth in Section 4.06(b)(i) and 4.06(c)(i), based on Company EPS (as defined in Section 4.06(e)) during the applicable period. The First Earnout Payment shall be equal to the Earnout Shares earned for the First Earnout Period.

          (i) If Company EPS for the First Earnout Period is:

             (A) Less than $1.80 per share, no Earnout Shares shall be issued;

             (B) Greater than or equal to $1.80 per share, and less than $1.85 per share, the Company shall issue 200,000 shares of Company Common Stock;

             (C) Greater than or equal to $1.85 per share, and less than $1.90 per share, the Company shall issue an aggregate of 400,000 shares of Company Common Stock;

             (D) Greater than or equal to $1.90 per share, and less than $1.95 per share, the Company shall issue an aggregate of 600,000 shares of Company Common Stock;

             (E) Greater than or equal to $1.95 per share, and less than $2.00 per share, the Company shall issue an aggregate of 800,000 shares of Company Common Stock; and

             (F) Greater than or equal to $2.00 per share, the Company shall issue an aggregate of 1,000,000 shares of Company Common Stock.

          (ii) The maximum number of shares of Company Common Stock that the Earnout Participants in the aggregate shall be entitled to receive for the First Earnout Period shall be 1 million shares (the "First Year Maximum Shares").

     (c) Determination of Second Earnout Payment. The Second Earnout Payment shall be equal to the Earnout Shares earned for the Second Earnout Period.

          (i) If Company EPS for the Second Earnout Period is:

             (A) Less than $2.00 per share, no Earnout Shares shall be issued;

             (B) Greater than or equal to $2.00 per share, and less than $2.05 per share, the Company shall issue the greater of (x) 111,000 shares of Company Common Stock, and (y) 11% of the Maximum Shares (as defined in
        Section 4.06(c)(iii));

             (C) Greater than or equal to $2.05 per share, and less than $2.10 per share, the Company shall issue the greater of (x) an aggregate of 222,000 shares of Company Common Stock, and (y) 22% of the Maximum Shares;

             (D) Greater than or equal to $2.10 per share, and less than $2.15 per share, the Company shall issue the greater of (x) an aggregate of 333,000 shares of Company Common Stock, and (y) 33% of the Maximum Shares;

             (E) Greater than or equal to $2.15 per share, and less than $2.20 per share, the Company shall issue the greater of (x) an aggregate of 444,000 shares of Company Common Stock and (y) 44% of the Maximum Shares;

             (F) Greater than or equal to $2.20 per share, and less than $2.25 per share, the Company shall issue the greater of (x) an aggregate of 555,000 shares of Company Common Stock, and (y) 56% of the Maximum Shares;

             (G) Greater than or equal to $2.25 per share, and less than $2.30 per share, the Company shall issue the greater of (x) an aggregate of 666,000 shares of Company Common Stock and (y) 67% of the Maximum Shares;

             (H) Greater than or equal to $2.30 per share, and less than $2.35 per share, the Company shall issue the greater of (x) an aggregate of 777,000 shares of Company Common Stock and (y) 78% of the Maximum Shares;

             (I) Greater than or equal to $2.35 per share, and less than $2.40 per share, the Company shall issue the greater of (x) an aggregate of 888,000 shares of Company Common Stock and (y) 89% of the Maximum Shares; and

             (J) Greater than $2.40 per share, the Company shall issue the greater of (x) an aggregate of 1,000,000 shares of Company Common Stock, and (y) 100% of the Maximum Shares.

          (ii) Except as otherwise provided in Section 4.06(c)(iii), the maximum number of shares of Company Common Stock that the Earnout Participants in the aggregate shall be entitled to receive for the Second Earnout Payment shall be 1 million shares (the "Second Year Maximum Shares").

          (iii) Subject to Section 4.06(c)(iv), if (x) no Earnout Shares, or (y) fewer than the First Year Maximum Shares are issued to the Earnout Participants for the First Earnout Period as a result of Company EPS being less than the earnings amounts specified in Section 4.06(b)(i)(A)-(F), then the number of shares of Company Common Stock represented by the difference between (A) the number of Earnout Shares issued for such period pursuant thereto, and (B) the First Year Maximum Shares (such amount, the "Remaining Shares") shall be added to the Second Year Maximum Shares (with such resulting number of shares being referred to herein as the "Maximum Shares").

          (iv) In the event that Company EPS for the First Earnout Period is (x) greater than or equal to $1.60 per share, 100% of the Remaining Shares shall be added to the Second Year Maximum Shares, (y) greater than or equal to $1.40 per share, and less than $1.60 per share, 50% of the Remaining Shares shall be added to the Second Year Maximum Shares, and (z) less than $1.40 per share, no Remaining Shares shall be added to the Second Year Maximum Shares.

     (d) Issuance to Earnout Participants. Any Earnout Shares to be issued to the Earnout Participants pursuant to this Section 4.06 shall be issued thereto based on, or in the same proportion, as is represented by such participant's percentage ownership interest with respect to CFG (the "Applicable Percentage") as represented on Exhibit C.

     (e) Calculation of Company EPS. The term "Company EPS" shall mean Basic Earnings Per Share as defined by GAAP and as the same shall be incorporated in the audited annual financial statements included in public filings made by the Company with the SEC from time to time pursuant to the requirements of the Exchange Act, but subject to adjustment as otherwise provided herein.

          (i) If, during an applicable Earnout Period, the Company sells, exchanges or otherwise disposes of any assets or liabilities of any Person, which assets or liabilities do not principally involve real estate assets, or do not involve the purchase, sale, operation, financing, or management of real property (a "Material Disposition"), the Company (as represented by the Special Committee) and the CFG/CA

     Representative shall within 30 Business Days after the consummation of such transaction determine whether financial results based on such Material Disposition are to be included in Company EPS. If the Company and the CFG/CA Representative cannot agree within such required period, the Special Committee shall make such determination; provided, however, that if the CFG/CA Representative disagrees with such determination, the Company (as represented by the Special Committee) and the CFG/CA Representative shall select an independent, nationally recognized accounting firm mutually acceptable to the Special Committee and the CFG/CA Representative to resolve any dispute with regard to whether such financial results are to be included in Company EPS, which accounting firm has not performed any services for the Company or any of the Earnout Participants or any Affiliates thereof or the Special Committee within the past 24 months. The parties shall use their reasonable efforts to cause such accounting firm to resolve such dispute no later than 30 Business Days after being selected. If such parties are unable to agree on the choice of an accounting firm, such accounting firm will be selected by lot from a list of nationally recognized accounting firms, after excluding the regular outside accounting firms of the Company and the Earnout Participants. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. In the event that the parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 4.06(e)(i), the fees and expenses of the accounting firm shall be (x) borne by the objecting party if such accounting firm determines that no additional payment is due to such party, or (y) borne by the Company if such accounting firm determines that additional payment is due to the Earnout Participants;

          (ii) If, during the applicable Earnout Period, the Company purchases, exchanges or otherwise acquires any assets or liabilities of any Person, which assets or liabilities do not principally involve real estate assets, or do not involve the purchase, sale, operation, financing, or management of real property (a "Material Acquisition"), the Company (as represented by the Special Committee) and the CFG/CA Representative shall within 30 Business Days after the consummation of such transaction determine whether financial results based on such Material Acquisition are to be included in Company EPS. If the Company and the CFG/CA Representative cannot agree within such required period, the Special Committee shall make such determination; provided, however, that if the CFG/CA Representative disagrees with such determination, the Company (as represented by the Special Committee) and the CFG/CA Representative shall select an independent, nationally recognized accounting firm mutually acceptable to the Special Committee and the CFG/CA Representative to resolve any dispute with regard to whether such financial results are to be included in Company EPS, which accounting firm has not performed any services for the Company or any of the Earnout Participants or any Affiliates thereof or the Special Committee within the past 24 months. The parties shall use their reasonable efforts to cause such accounting firm to resolve such dispute no later than 30 Business Days after being selected. If such parties are unable to agree on the choice of an accounting firm, such accounting firm will be selected by lot from a list of nationally recognized accounting firms, after excluding the regular outside accounting firms of the Company and the Earnout Participants. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. In the event that the parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 4.06(e)(ii), the fees and expenses of the accounting firm shall be (x) borne by the objecting party if such accounting firm determines that no additional payment is due to such party, or (y) borne by the Company if such accounting firm determines that additional payment is due to the Earnout Participants. Notwithstanding the foregoing, any securitizations or sales and purchases of Loans by the Company after the Effective Time shall not constitute a Material Disposition or a Material Acquisition for purposes of this Section 4.06 and shall be included for purposes of calculating Company EPS;

          (iii) Company EPS will exclude the effect of the following items:

             (A) Any costs, expenses or adjustments arising out of, resulting from or in any way connected with the Mergers or the Company's forfeiture of its status as a Real Estate Investment Trust (other than customary taxes on corporate income incurred after January 1, 2000 in the ordinary course of business) including without limitation, the effect of expensing all costs, expenses, fees and charges associated with the CA Merger;

             (B) Any other extraordinary or nonrecurring gain or loss or any departure from the Company's prior methodology for determining accounting estimates or any change in its accounting policies; and

             (C) Company EPS will reflect any other adjustments mutually agreed to in writing by the Company and the CFG/CA Representative.

          (iv) The maximum pre-tax gain from the sale of assets owned by the Company prior to December 31, 1999 that shall be included in the calculation of Company EPS shall be (x) $9,771,000 for the First Earnout Period, and (y) $15,750,000 for the Second Earnout Period and Company EPS solely with respect to such maximum pre-tax gains will be calculated for the applicable period using the greater of (x) the Company's effective tax rate, and (y) 30%.

     (f) Other Adjustments. The targeted earnings per share amounts specified in Section 4.06(b)(i) and 4.06(c)(i) shall be adjusted to reflect any stock split, buyback, issuances, dividends, or purchases, or any redemption, reclassification, recapitalization, reorganization, exchange of shares, adjustment or other similar change in or to the outstanding securities of the Company.

     (g) Determination of Company EPS. As soon as reasonably practicable (and in no event later than 10 Business Days) following the preparation and completion of the audit of the Company's financial statements for each of the Company's fiscal years ending on December 31, 2000 and December 31, 2001, the Company and its independent auditors will, in connection with their regular audit procedures, complete an audit (each, an "Earnout Audit") of the Company's financial statements for such period and will prepare and deliver to the CFG/CA Representatives and to the Special Committee a computation of the Company EPS for such period, in each case based on the results of the Earnout Audit and the terms of this Section 4.06 (each, an "Earnout Statement"). The Earnout Statement shall set forth the amount of Company EPS and the number of Earnout Shares, if any, to be issued based thereon, based on the terms of Section 4.06(b) and
Section 4.06(c), and a reasonably detailed description and accounting of the derivation of such Company EPS. The Company will (i) provide the CFG/CA Representative and the Special Committee an opportunity to review each Earnout Audit and will make available all records and work papers and personnel used in preparing any Earnout Statement, subject to the execution of customary waivers and releases, and (ii) at reasonable times and upon reasonable notice and so as not to interrupt the Company's business operations, allow the CFG/CA Representative or representatives of the Special Committee to meet with any personnel of the Company or outside accountants who prepared the Earnout Statement with respect to such preparation. If the CFG/CA Representative or the Special Committee disagree with the computation of the Company EPS reflected on any Earnout Statement, the CFG/CA Representative or the Special Committee may, within 10 Business Days after receipt of the Earnout Statement, deliver a notice (an "Objection Notice") to the Company setting forth in reasonable detail the CFG/CA Representative's or the Special Committee's calculation of the Company EPS for such period, as applicable and any other objections as to the Earnout Statement. In the event an Objection Notice is not received within the required period, the Company's calculation of Company EPS and the Earnout Payment, as set forth in the Earnout Statement, shall be conclusive and binding on the parties. The Company and the CFG/CA Representative or the Special Committee will use reasonable efforts to resolve any disagreements as to the computation of Company EPS for such period, but if they do not obtain a final resolution within 30 days after the Company has received the Objection Notice, the Company, the CFG/CA Representative and the Special Committee will select an independent, nationally recognized accounting firm mutually acceptable to the Company and the CFG/CA Representative and the Special Committee to resolve any remaining objections, which firm has not performed any services for the Company or any of the Earnout Participants or any Affiliates thereof or the Special Committee within the past 24 months. If such parties are unable to agree on the choice of an accounting firm, such accounting firm will be selected by lot from a list of nationally recognized accounting firms, after excluding the regular outside accounting firms of the Company and the Earnout Participants. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. In the event that the parties submit any unresolved objections to an accounting firm for resolution as provided in this
Section 4.06(g), the fees and expenses of the accounting firm shall (i) be borne by the objecting party if such accounting firm determines that no additional payment is due to such party, or (ii) be borne by the Company if the shares of Company Common Stock that such accounting firm determines to be due exceeds the Earnout Shares reflected on the Earnout Statement.

     (h) Information Rights. During the Earnout Period, the Company will provide the CFG/CA Representative with copies of any management and/or financial reports relating to the Company's results of operations, as prepared in the ordinary course of the Company's business and which are delivered to the Board of Directors of the Company.

     (i) Control by the Company. The Earnout Participants acknowledge that the Company and its designees to the Board of Directors of the Company will have the power and right to control all aspects of the business and operations of the Company, including the power and right to make or not make decisions as to the choice of independent accountants and counsel for the Company, the hiring, firing and compensation of employees, the incurrence or not of debt and the prepayment or not of debt (including the refinancing or not of existing debt), the expenditure or not of funds for research and development and product promotion, the pricing and terms of sale of the Company's products and services, the making or not of capital expenditures, the settlement or not of claims and the management of all litigation and disputes with third parties (including suppliers, customers, competitors, employees, consultants and agents). The Earnout Participants further agree and acknowledge that the right to receive any Earnout Shares is a vested right to receive a contingent payment pursuant to the terms of this Section 4.06 and that neither the Company nor any of its officers, directors, employee or any other party shall not be and shall be deemed to be, a fiduciary on behalf of any such party or a guarantor as to the amount of any payment or issuance with regard to any matters contained in this Section 4.06.

     (j) Impact of Fundamental Changes. The Company (as represented by the Special Committee) and the CFG/CA Representative agree to discuss in good faith appropriate revisions, if any, to this Section 4.06 in the event that either (i) the Company decides to fundamentally and substantially change the strategic direction of the Company from that envisioned as of the date hereof, or (ii) it is determined that any payments to be made under this Section 4.06 jeopardize the tax status of the CFG Merger. This obligation to discuss in good faith such revisions shall not constitute a binding commitment to make any such revisions in the event that the Company and such shareholders do not mutually agree on appropriate revisions. Any such revisions shall be subject to the final approval of the Special Committee as it determines appropriate; provided, however, that if the CFG/CA Representative disagrees with such revision, the Company (as represented by the Special Committee) and the CFG/CA Representative shall select an independent, nationally recognized accounting firm mutually acceptable to the Special Committee and the CFG/CA Representative to resolve any dispute with regard to whether such financial results are to be included in Company EPS, which accounting firm has not performed any services for the Company or any of the Earnout Participants or any Affiliates thereof or the Special Committee within the past 24 months. The parties shall use their reasonable efforts to cause such accounting firm to resolve such dispute no later than 30 Business Days after being selected. If such parties are unable to agree on the choice of an accounting firm, such accounting firm will be selected by lot from a list of nationally recognized accounting firms, after excluding the regular outside accounting firms of the Company and the Earnout Participants. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. In the event that the parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 4.06(j), the fees and expenses of the accounting firm shall be (x) borne by the objecting party if such accounting firm determines that no additional payment is due to such party, or (y) borne by the Company if such accounting firm determines that additional payment is due to the Earnout Participants.

     (k) Change of Control. In the event that a Change of Control (as hereinafter defined) occurs prior to January 1, 2002, the Company will, prior to or at the time of such Change of Control, make appropriate provision or cause appropriate provision to be made (in each case reasonably satisfactory to the CFG/CA Representative) so that (i) Company EPS can be calculated and Earnout Shares issued (if the targets for payment are met) following such Change of Control, and (ii) the Company's obligations under this Section 4.06 are expressly assumed by the acquiring Person. This Section 4.06, and the Company's obligation hereunder, shall survive any Change of Control which is effected in such a manner that the Company does not have the opportunity to comply with the provisions of the first sentence of this Section 4.06(k). In the event that (x) the Company does not comply with the provisions of the first sentence of this Section 4.06(k) in connection with a Change of Control, or (y) following any Change of Control and prior to the end of the Second Earnout Period, the acquiring Person (1) disposes of any material portion of the business conducted by the Company as of the Change of Control so as to adversely affect Company EPS, or (2) engages in any other transaction or reorganization that makes calculation of Company EPS impossible or unduly burdensome (in each case, an "Earnout Default"), then the Company shall issue to the Earnout Participants such number of shares of Company Common Stock calculated in accordance with
Section 4.06(b) or 4.06(c), as the case may be, based on the Present Value (as hereinafter defined) of the Company EPS assuming for purposes of such calculation that the Company EPS would accrue at the same average per diem rate as such Company EPS had accrued during the period commencing on the first day of the applicable Earnout Period and the date of the Change of Control. Any such amount shall become due and payable upon consummation of the Change of Control in the case of clause (x) of this Section 4.06(k) or immediately upon occurrence of the circumstances described in clause (y) of this Section 4.06(k). "Present Value" means, with respect to any amount or amounts to be paid in the future, that amount which, if allowed to accrue interest at a rate equal to 8%, would be equal to the amount on such future date. "Change of Control" means a transaction pursuant to which an independent third party or third parties acquire (i) more than 50% of the outstanding capital stock of the Company after giving effect to such transaction (whether by merger, consolidation or sale or transfer of the Company's capital stock), or (ii) all of substantially all of the Company's assets determined on a consolidated basis. For purposes of this Section 4.06(k), a third party shall not be deemed to be an "independent third party" if any Earnout Participants either directly or indirectly has any economic or voting interest therein.

     (l) Additional Payment. Contemporaneous with the issuance and delivery of any Earnout Shares to the Earnout Participants, the Company shall pay each such party in cash an amount (each, an "Additional Payment") equal to the product of the (x)(i) 3.33% with respect to Earnout Shares earned for the First Earnout Period, and (ii) 6.66% with respect to Earnout Shares earned for the Second Earnout Period, times (y) the fair market value of the Earnout Shares delivered to each CFG Common Shareholder as of the date of delivery thereof, which fair market value shall be the closing price at which the Company's Common Stock is traded or quoted on the NASDAQ/NMS on such date.

     (m) No Rights Until Issued. Earnout Shares shall not possess any attributes of Company Common Stock or any other security and shall not entitle the holders thereof to any rights of any kind unless and until such shares have been issued in accordance with the terms of this Agreement.

     (n) Special Committee Approval. Notwithstanding any other provision of this Section 4.06 or any other provision of this Agreement, the Company shall not issue any shares of Company Common Stock pursuant to this Section 4.06 unless such issuance and the calculations that form the bases for any such issuance shall have first been approved by the Special Committee. Wherever in this Section 4.06 any party is required to deliver any calculation, computation, objection or other communication to any other party hereto, such party shall also provide such communication to the Special Committee. The Special Committee shall be required to raise any objection to any of the calculations referred to in this Section 4.06 within the time periods otherwise specified herein and any dispute as to such issuance shall be resolved in accordance with Section 4.06(g).

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF CFG AND CA

     CFG and CA hereby represent and warrant to the Company and Acquisition as follows:

     SECTION 5.01 Organization. Each of CFG and CA is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority, to own, operate and lease its properties, and to carry on its business substantially as now conducted. Each of CFG and CA is duly qualified to do business and is in good standing in each jurisdiction in which the character of its assets or property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing has not had or would not have a Material Adverse Effect on CFG and CA as the case may be, or on the ability of either CFG or CA to consummate the transactions contemplated hereby. Each of CFG and CA has all requisite power and authority, to enter into this Agreement and, subject to the adoption of this Agreement by the stockholders of the Company and the receipt of all requisite regulatory approvals and the expiration of any applicable waiting periods, to consummate the transactions contemplated hereby. Each of CFG and CA has provided to the Company a complete and correct copy of the Articles of Incorporation or Certificate of Incorporation and the Bylaws, as amended or restated, of CFG and CA, as the case may be. Neither CFG nor CA is in violation of any of the provisions of its Articles of Incorporation, Certificate of Incorporation or Bylaws, as amended or restated, or equivalent organizational documents.

     SECTION 5.02 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of each of CFG and CA, and all necessary corporate action on the part of such party with respect thereto has been taken, subject to the adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by each of CFG and CA and constitutes the valid and binding obligation of such party and is enforceable against such party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

     SECTION 5.03 Conflicts. Except as disclosed on Schedule 5.03 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of any obligation under, or result in the creation of any material lien, charge or encumbrance on any of the property or assets under, any provision of the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of either of CFG or CA, or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, decree, statute, law, ordinance, rule or regulation applicable to CFG or CA or their respective properties, other than any such conflicts, violations, breaches or defaults which would not have a Material Adverse Effect on each of CFG or CA or the ability of each of CFG or CA to consummate the transactions contemplated hereby.

     SECTION 5.04 Consents and Approvals. Except as set forth on Schedule 5.04 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to CFG or CA in connection with the execution and delivery of this Agreement or the consummation by such party of the transactions contemplated hereby except for: (i) any filings or consents required to be made by the Company, including without limitation, a proxy statement (the "Proxy Statement") for use in connection with a meeting of the stockholders of the Company to consider and vote on the terms of this Agreement and the Mergers (the "Stockholders' Meetings"); (ii) the filing of a Certificate of Merger with the Delaware Secretary of State in the case of the CA Merger and the Michigan Secretary of State in the case of the CFG Merger, and the approval thereof;
(iii) any filings, approvals or no-action letters with or from state securities authorities; and (iv) any antitrust filings (including filings required under the HSR Act), or consents, waivers or approvals obtained with respect thereto.

     SECTION 5.05 Anti-takeover Provisions Inapplicable. No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation applicable to CFG or CA (i) applies to the Mergers, (ii) prohibits or restricts the ability of CFG or CA to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby,
(iii) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (iv) would subject the Company or Acquisition to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

     SECTION 5.06 Capitalization.

     (a) The authorized capital stock of CFG consists of (i) 100,000 shares of common stock, par value $1.00 per share (the "CFG Common Stock") of which 21,813 shares are issued and outstanding as of the date hereof, (ii) 40,000 shares of Class A Convertible Preferred Stock, without par value per share (the "CFG

Preferred Stock") of which 15,792 shares are issued and outstanding as of the date hereof, (iii) warrants to acquire 7,949 shares of CFG Common Stock, and
(iv) options and incentive stock options to acquire 7,825 shares of CFG Common Stock, all as more fully set forth on Schedule 5.06 of the Disclosure Schedule. The authorized capital stock of CA consists of 10,000 shares of common stock, no par value per share (the "CA Common Stock") of which 1,000 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of the CFG Common Stock and the CA Common Stock are (i) duly and validly authorized and issued, (ii) fully paid and nonassessable, and (iii) free from any preemptive rights of current or past stockholders. The shareholders of each of CFG and CA and the Option Holders and Warrant Holders of CFG are listed on
Schedule 5.06 with the number of shares of CFG Stock, CA Stock, Options or Warrants opposite such party's name.

     (b) Except as set forth in this Section 5.06, as of the date hereof, there are no shares of capital stock or other equity securities of CFG or CA outstanding nor are there any outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CFG or CA, or contracts, commitments, understandings, or arrangements by which CFG or CA is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     SECTION 5.07 Investments; Subsidiaries.  Except as set forth on Schedule
5.07 of the Disclosure Schedule, neither of CFG nor CA is, directly or indirectly, a partner or joint venturer in any partnership or joint venture arrangement. Except as set forth on Schedule 5.07 of the Disclosure Schedule, neither of CFG nor CA has, directly or indirectly, any Subsidiaries or is the beneficial owner of any equity or debt securities or has any other ownership interest in any Person.

     SECTION 5.08 Financial Statements; No Material Adverse Change.

     (a) CFG has furnished to the Company true and complete copies of its audited financial statements (including balance sheets, statements of income, statements of changes in stockholders' equity and statements of changes in financial position) as of and for the years ended March 31 for each of 1999, 1998, 1997, and 1996 accompanied by the related opinions of CFG's official independent auditors as of such dates and for such periods (collectively, the "Audited CFG Financial Statements"). The Audited CFG Financial Statements, together with the notes thereto, fairly present, in all material respects, the financial position of CFG at the dates of, and the results of the operations and the changes in stockholders' equity and financial position for CFG for the periods covered by, the Audited CFG Financial Statements, all in accordance with GAAP consistently applied with prior periods except as indicated in the accompanying opinion of CFG's official independent auditors and subject, in the case of interim financial statements, to annual year-end adjustments.

     (b) CFG has furnished to the Company true and complete copies of the unaudited balance sheets of CFG as at June 30, 1999 and September 30, 1999 and the related statements of income, statements of changes in stockholders' equity and statements of changes in financial position of CFG as of and for the period then ended (collectively, the "Unaudited CFG Financial Statements"). The Unaudited CFG Financial Statements fairly present in all material respects, the financial position of CFG at the dates of, and the results of the operations and the changes in stockholders' equity and financial position for CFG for the periods covered by, the Unaudited CFG Financial Statements. Such Unaudited CFG Financial Statements have been prepared in accordance with GAAP consistently applied with prior periods, except that the Unaudited CFG Financial Statements do not contain any or all of the footnotes required by GAAP, are condensed and are subject to year-end adjustments consistent with prior practice.

     (c) CA has furnished to the Company true and complete copies of its unaudited financial statements (including balance sheets, statements of income, statements of changes in stockholders equity and statements of changes in financial position) as of and for the year ended December 31, for 1998, as well as its unaudited balance sheets as at March 31, 1999, June 30, 1999 and September 30, 1999 and the related statements of income, statements of changes in stockholders' equity and statements of changes in financial position of CA as of and for the period then ended (collectively, the "CA Financial Statements" and with the Audited CFG Financial Statements and Unaudited CFG Financial Statements, the "CFG/CA Financial Statements"). The CA Financial Statements fairly present, in all material respects, the financial position of CA at the dates of, and the results of the operations and the changes in stockholders' equity and financial position for CA for the periods covered by, the CA Financial Statements, all in accordance with GAAP consistently applied with prior periods, except that the CA Financial Statements do not contain any or all of the footnotes required by GAAP, are condensed and are subject to year-end adjustments consistent with prior practice.

     (d) Since March 31, 1999, except as disclosed on Schedule 5.08 of the Disclosure Schedule, and except for the execution, delivery and performance of this Agreement and any other agreements to be entered into or contemplated hereby and the transactions contemplated hereby and thereby, (i) neither CFG nor CA has incurred any obligations, contingent or non-contingent liabilities, liabilities for Taxes, levies, liens, claims or other charges, long-term leases or unusual forward or long-term commitments (whether absolute, accrued, contingent or otherwise, known or unknown, whether due or to become due, except liabilities and obligations which (x) are adequately accrued or reserved against in the CFG/CA Financial Statements or disclosed in the notes thereto or are not required to be reflected in such statements under GAAP, (y) were incurred after March 31, 1999 with regard to CFG or December 31, 1998 with regard to CA in the ordinary course of business or otherwise are not in the aggregate material to CFG or CA or would not be material to the Surviving Corporations assuming the transactions contemplated hereby are consummated, or (z) have been discharged or paid in full, (ii) no contract, lease or other agreement or instrument has been entered into by CFG or CA or has become binding upon CFG or CA or its assets which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations or the ability of CFG or CA to consummate the transactions contemplated hereby, and
(iii) neither of CFG nor CA is in default, and to CFG's and CA's knowledge no third party is in default, under any Material Agreement which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated herein are consummated or on the ability of the CFG or CA to consummate the transactions contemplated hereby, and (iv) each of CFG and CA has been operated in the ordinary course of business. To the knowledge of CFG or CA, since March 31, 1999 no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated or on the ability of CFG or CA to consummate the transactions contemplated hereby, except as disclosed on Schedule 5.08 and except to the extent resulting from (x) any changes in general economic conditions in the United States, or (y) any changes affecting the real estate and/or real estate investment trust industries in general.

     SECTION 5.09 Compliance with Laws; Permits.

     (a) The business of each of CFG and CA has been and is being conducted in compliance in all material respects with all laws, ordinances and regulations of Governmental Authorities, including, without limitation, federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employees and employee benefits, and any statutes or ordinances relating to the properties occupied or used by CFG or CA, except where the failure to so comply would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby. Each of the CFG and CA is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for CFG or CA to own, lease and operate its properties or to carry on its business as it is now being conducted (the "CFG/CA Permits") and no suspension, revocation or cancellation of any of the CFG/CA Permits is pending or, to the knowledge of CFG or CA or threatened, except where the failure to hold any CFG/CA Permits or the suspension, revocation or cancellation thereof would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby.

     (b) Except for pending tax audits disclosed in Schedule 5.13 of the Disclosure Schedule, no investigation or review by any Governmental Authority with respect to CFG or CA is pending or, to the knowledge of CFG or CA, threatened.

     SECTION 5.10 Litigation. Except as disclosed on Schedule 5.10 of the Disclosure Schedule, there is no action, suit, investigation or proceedings, legal, quasi-legal, administrative or otherwise, pending or, to the knowledge of CFG or CA, threatened against CFG or CA or any property of CFG or CA in any court or before any arbitrator of any kind or before or by any Governmental Authority except for such actions, suits, investigations or legal proceedings that would not have a Material Adverse Effect on CFG or CA or which would affect the ability of CFG or CA to consummate the transactions contemplated hereby. Neither CFG nor CA is in default with respect to any judgment, order, writ, injunction or decree of any arbitrator, court or Governmental Authority, and there are no unsatisfied judgments against CFG or CA except for such defaults or unsatisfied judgments as would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby.

     SECTION 5.11 Compensation and Employee Matters. Each of CFG and CA has previously provided to the Company, a true, correct and complete list of all directors, officers and personnel of such party, and the annual salary, bonuses paid or accrued for the year ending December 31, 1998, and for the period from January 1, 1999 through November 30, 1999, and any commitments by CFG or CA entered into on or prior to the date hereof to pay any further bonuses for or increase the salary of any such person, which list shall be updated as of the Closing Date.

     SECTION 5.12 Employee Benefit Plans; Labor Matters.

     (a) Schedule 5.12 contains a true and complete list of all employee plans, programs, practices and arrangements, including, without limitation, all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employment agreements, and health, medical, dental, welfare, accident, disability, life insurance, stock purchase, bonus, equity and equity-type compensation, severance pay and other employee benefit or fringe benefit plans maintained or contributed to by CFG or CA or any of its ERISA Affiliates or with respect to which CFG or CA or any of its ERISA Affiliates has any fixed or contingent, direct or indirect liability (collectively, the "Plans"). For purposes of this Agreement, the term "ERISA Affiliate" means any Affiliate or Subsidiary of CFG or CA and any other Person that would be treated as under common control or a single employer with CFG or CA under Section 4001 of ERISA or Section 414 of the Code. Each of CFG and CA has delivered or made available to the Company copies of each of its Plans and all amendments thereto and, if applicable, the summary plan description and any summaries of material modifications, any other material employee communications, the most recent determination letters and any other rulings, the three most recent annual reports on Internal Revenue Service Form 5500, and the three most recent actuarial reports and/or statements of trust assets with respect to each such Plan (or such lesser number if such Plans have been in existence for less than three years).

     (b) Except as set forth on Schedule 5.12 of the Disclosure Schedule, (i) neither CFG or CA nor any of its ERISA Affiliates maintains, has maintained or has been obligated to contribute to any Plan that is subject to Title IV of ERISA; (ii) there is no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA and Section 412 of the Code with respect to any Plan that is subject to such sections; (iii) no "prohibited transaction" (other than those for which there is an available exemption) (as such terms are defined in ERISA and the Code, as applicable) has occurred with respect to any Plan during the five years preceding the Effective Time; (iv) each Plan is and has been operated in compliance in all respects with the presently applicable provisions of ERISA, the Code and other applicable law except for such non-compliance as would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby; (v) with respect to any insurance contract providing funding under any Plan, there is no liability for any retroactive rate adjustment arising from events occurring prior to the Effective Time except for such liability as would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby; (vi) the IRS has issued, with respect to each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code, a letter determining that such Plan is qualified and its related trust is exempt from United States federal income tax under Sections 401(a) and 501(a) of the Code, respectively, and, to the knowledge of CFG or CA, there has been no occurrence affecting the form or operation of any Plan since the date of any such determination letter that is likely to adversely affect such qualification; and (vii) no Plan is a "welfare benefit fund" (within the meaning of Section 419(e) of the Code), a "multiple employer plan" (within the meaning of Section 413(c) of the Code) or a "multiemployer plan" (as defined in Section 3(37) of ERISA), and no withdrawal liability has been incurred by or asserted against CFG or CA or any of its ERISA Affiliates with respect to any employee pension benefit plan which is a multiple employer plan or a multiemployer plan.

     (c) Each Plan that is a "group health plan" (as defined in Section 4980B of the Code) has been operated in compliance with Section 4980B of the Code and the secondary payor requirements of Section 1862(b)(1) of the Social Security Act except where the failure to so comply would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby. To the knowledge of CFG or CA, no medical claim in excess of $50,000 has been incurred but is unpaid under any Plan. Except as provided in
Schedule 5.12 of the Disclosure Schedule and except as required by Section 4980B of the Code, neither of CFG or CA nor any of its ERISA Affiliates has any obligation or liability to provide medical, life insurance or supplemental pension benefits in respect of any current or former employees or independent contractors of CFG or CA or any such ERISA Affiliate beyond their retirement. Except as set forth on Schedule 5.12 of the Disclosure Schedule, no Plan provides for severance pay, unemployment compensation or any similar payment with respect to any current or former employee or independent contractor of CFG or CA or any of its ERISA Affiliates. Except as provided in Schedule 5.12 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any such Person to severance pay, unemployment compensation or any other similar payment; (ii) accelerate the time of payment or vesting of any amount; (iii) create a contractual obligation or other commitment or requirement to increase the amount of compensation due to any such Person; (iv) constitute a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code); or (v) entitle any such Person to an "excess parachute payment" within the meaning of Section 280G of the Code. Each of CFG or CA and each of its ERISA Affiliates, as applicable, have reserved all rights necessary to amend each Plan and to terminate its participation in each Plan.

     (d) Except as set forth on Schedule 5.12 of the Disclosure Schedule, there are no actions or claims existing or pending (other than routine claims for benefits) or threatened with respect to any Plan, and neither of CFG or CA nor any of its ERISA Affiliates has been notified of any audit or investigation of a Plan by any Governmental Authority.

     (e) All contributions required to be made by CFG or CA or any of its ERISA Affiliates under applicable laws or the terms of any Plan or collective bargaining agreement to each Plan have been made within the time prescribed by such laws, Plan or collective bargaining agreement.

     (f) Each of CFG and CA and each of its ERISA Affiliates (except as a result of any actions taken by the Company) (i) is in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Worker Adjustment Retraining Notification Act, the Age Discrimination in Employment Act, the Civil Rights Act of 1964, the Equal Pay Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Americans with Disability Act of 1990, the Family and Medical Leave Act of 1993, and any other federal, state or local law regulating employment or protecting employee rights), in each case, with respect to current and former employees and independent contractors of CFG and CA and such ERISA Affiliates except where the failure to so comply would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby (ii) has withheld all amounts required by applicable laws or by agreement to be withheld from the wages, salaries and other payments to such current and former employees and independent contractors, (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing except for such liabilities as would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby, and
(iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for such current or former employees and independent contractors except for such payments as would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby.

     (g) Except as set forth on Schedule 5.12 of the Disclosure Schedule, (i) no employees of CFG or CA is represented by any labor organization and, to the knowledge of CFG or CA, there is no union organizational activity currently underway threatened, with respect to any employees of CFG or CA, (ii) neither CFG nor CA has received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof,
(iii) neither CFG nor CA is engaged in, or has received any notice of, any grievances arising under any collective bargaining agreements, or any pending arbitration proceedings under any collective bargaining agreements, (iv) during the immediately preceding 24 calendar months there has not been any, and there is no threatened, labor strike, work stoppage or slowdown pending against any portion of the business of CFG nor CA, and there is no pending lockout by CFG or CA. Each of CFG and CA has satisfied and performed in all material respects its obligations under each collective bargaining agreement, and under any order, conciliation contract or settlement contract by which any of them is bound or to which any of them is subject concerning employment related matters. Neither of CFG nor CA is engaged in, or has received notice of, any local, state and/or federal charge, complaint, lawsuit or other action, pertaining to the violation of any employment law, statute, ordinance or regulation, except for such as would not have a Material Adverse Effect on CFG or CA or on the ability of CFG or CA to consummate the transactions contemplated hereby, and no such charge, complaint, lawsuit or other action is pending before any agency or administrative body responsible for administering such employment law, statute, ordinance or regulation.

     SECTION 5.13 Tax Matters.

     (a) Each of CFG and CA has filed when due all material federal, foreign, state, and local Tax returns, Tax information returns, reports, and estimates (all federal, foreign, state, and local Tax returns, Tax information returns, reports, and estimates in the case of income Taxes or other Taxes based upon the income of CFG or CA, as the case may be) required to be filed for all years and periods (and portions thereof) for which the due date (with extensions) is on or before the Effective Time. All such returns, reports and estimates (i) were prepared in the manner required by law, (ii) are true, correct and complete in all material respects, and (iii) reflect the liability for Taxes of CFG or CA, as the case may be, in all material respects. All Taxes shown to be payable on such returns, reports, and estimates, and all assessments received by CFG and CA before the Effective Time, have been paid when due.

     (b) CFG and CA have paid, or have provided a sufficient reserve on the CFG/CA Financial Statements for the payment of, all federal, state, local, and foreign Taxes with respect to all periods, or portions thereof, ending on or prior to September 30, 1999; and such Taxes paid or provided for include those for which CFG and CA may be liable in their own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity.

     (c) Each of CFG and CA have withheld amounts from their respective employees and filed all federal foreign, state, and local returns and reports with respect to employee income Tax withholding and social security and unemployment Taxes for all periods (or portions thereof) ending before the Effective Time in compliance with the provisions of the Code, and other applicable federal, foreign, state, and local laws.

     (d) Schedule 5.13 hereto sets forth all federal income Tax Returns for CFG and CA, whether separate returns or consolidated returns for an affiliated group of corporations of which such party is or was a member corporation includible in such return, that before the Effective Time are not closed by the applicable statutes of limitations; and all assessments or proposed deficiencies, including interest and penalties thereon, made as a result of any examinations of any such return that has been examined have been paid or provided for on the CFG/CA Financial Statements.

     (e) Except as set forth in Schedule 5.13 hereto, there are no examinations, investigations or material claims by any taxing authority ("Taxing Authority") pending or, to the knowledge of CFG or CA, threatened against CFG or CA for any Taxes due before the Effective Time; and before the Effective Time there has been no waiver of any applicable statute of limitations or extension of the time for the assessment of any Tax against CFG or CA.

     (f) Neither CFG nor CA has before the Effective Time made, signed, or filed any consent under Section 341(f) of the Code.

     (g) Except as set forth on Schedule 5.13, neither CFG nor CA has ever been, nor is such party currently, a party to any agreement relating to the sharing of any liability for, or payment of, Taxes.

     (h) Except for liens for real and personal property Taxes that are not yet past due, there are no liens for any Taxes owed by either CFG or CA upon any assets of such entities.

     (i) With respect to any taxable period ended on or before the date of this Agreement, (i) neither CFG nor CA has filed an amended federal or state income Tax Return, except as set forth on Schedule 5.13; and (ii) after the date of this Agreement and before the Effective Time, neither CFG nor CA, without the Company's consent, which may not be unreasonably withheld, (A) will file, except as required by law (and then only if a copy of such amended return is supplied to the Company fifteen (15) days prior to such filing), an amended federal or state income Tax Return, or (B) will enter into any settlement agreement with any Taxing Authority or otherwise comprise any federal or state income Tax liability, if such amended return, settlement, or compromise will result in an increase in a federal or state income Tax liability of CFG or CA for a taxable year, or portion thereof, ending after the Effective Time.

     (j) Except as set forth on Schedule 5.13, neither CFG nor CA has granted a power of attorney to any Person relating to any Tax matter with respect to any taxable year ending after the Effective Time.

     (k) True and complete copies of all returns of Taxes and all schedules thereto filed by, on behalf of, or with respect to CFG and CA with any Taxing Authority for all taxable years or periods, all written communications with any Taxing Authority and any written communications with such party's accountants relating to all such returns (including revenue agents' reports, settlement agreements, compromise agreements and similar items), has been made available to the Company for inspection prior to the date hereof.

     (l) The Mergers will not cause any payment to be made to any Person by the Surviving Corporations to be non-deductible, in whole or in part, for federal income Tax purposes by reason of Section 280G of the Code.

     SECTION 5.14 Real Property Owned or Leased. Schedule 5.14 of the Disclosure Schedule sets forth a complete and accurate list or description of all real property (including a general description of fixtures located at such property and specific identification of any such fixtures not owned by the CFG or CA) that CFG or CA owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease and any title insurance or guarantee policies with respect thereto, specifying in the case of leases, the name of the lessor, licensor or other grantor, the approximate square footage covered thereunder, the basic annual rental and other amounts paid or payable with respect thereto and a summary of the other terms thereof. True copies of all such leases for real property have been delivered to the Company prior to the date hereof. No consent to the consummation of the transactions contemplated by this Agreement is required from the lessor of any such real property.

     SECTION 5.15 Undisclosed Liabilities. As of the date hereof and as of the Effective Time, except as and to the extent reflected, reserved against or otherwise disclosed on the CFG/CA Financial Statements or the notes thereto or not required to be reflected in such statements under GAAP, or set forth in
Schedule 5.15 of the Disclosure Schedule, and except for those incurred in the ordinary course of business, neither CFG nor CA has any indebtedness or liability of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due.

     SECTION 5.16 Absence of Certain Changes or Events. Since September 30, 1999, except as contemplated by this Agreement or disclosed on the CFG/CA Financial Statements or the notes thereto or as set forth in Schedule 5.16 of the Disclosure Schedule, each of CFG and CA has conducted its business only in the ordinary course and, since such date, there has not been:

     (a) any changes in the business, financial condition or results of operations of such party having or reasonably likely to have a Material Adverse Effect;

     (b) any damage, destruction or loss (whether or not covered by insurance) reasonably likely, individually or in the aggregate, to have a Material Adverse Effect;

     (c) except for such changes in policies and procedures as were or are required to be made in order to ensure compliance with accounting policies and procedures promulgated by the SEC, any material change by such party in its accounting methods, principles or practices;

     (d) any revaluation by such party of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable;

     (e) any entry by such party into any commitment or transactions material to such party (other than commitments or transactions entered into in the ordinary course of business);

     (f) any declaration, setting aside or payment of any dividends or distributions in respect of the capital stock of such party;

     (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officer or key employees of such party, except for increases in base compensation or the payment of any bonus or other incentive payments in the ordinary course of business, or pursuant to any employment, consulting or severance agreement or arrangement previously entered into with any such present or former directors, officers or key employees; or

     (h) any other action which, if it had been taken after the date hereof, would require the consent of the Company hereunder.

     SECTION 5.17 Assets.

     (a) Each of CFG and CA has good and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned or held by CFG and CA respectively, in the CFG/CA Financial Statements as of the latest applicable dates thereof, and those acquired since such date, except for (i) assets and properties disposed of since such date in the ordinary course of business, and (ii) Permitted Liens, none of which, in the aggregate, except as set forth in the CFG/CA Financial Statements or in Schedule 5.17 of the Disclosure Schedule, would have a Material Adverse Effect on CFG or CA, respectively, or the Surviving Corporations assuming the transactions contemplated hereby are consummated. All buildings, structures, fixtures and appurtenances comprising part of the real properties of CFG and CA (whether owned or leased) are in good operating condition, reasonable wear and tear excepted. Title to all real property owned by CFG and CA is held in fee simple, except as otherwise noted in the CFG/CA Financial Statements or as set forth in Schedule 5.17 of the Disclosure Schedule. CFG and CA have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and except as set forth in the CFG/CA Financial Statements or in Schedule 5.17 of the Disclosure Schedule, such assets are free, clear and discharged of and from any and all liens, charges, encumbrances, security interests and/or equities which are material to CFG and CA, other than Permitted Liens, except that all property that is owned by CFG that is leased to third parties is subject to the terms and conditions set forth in each of the leases between CFG and each respective lessee.

     (b) All leases and licenses pursuant to which CFG and CA, as lessee or licensee, leases or licenses real property, personal property or Intellectual Property are, to the knowledge of CFG and CA, valid, effective, and enforceable against the lessor or licensor or in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity, whether applied by a court of law or equity. Except for such defaults as would not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby, there is not under any of such leases or licenses any existing material default, or any event which with notice or lapse of time, or both, would constitute a material default, with respect to either

CFG or CA, or to the knowledge of CFG or CA, any other party thereto. Except as disclosed in Schedule 5.17 of the Disclosure Schedule, none of such leases provide for a rental payment of more than $50,000 annually and none of such licenses contains a prohibition against assignment by CFG or CA, by operation of law or otherwise, or any other provision which would preclude the Surviving Corporations from possessing and using the leased premises or licensed property (including Intellectual Property) for the same purposes and upon the same rental and other terms upon the consummation of the Mergers as are applicable to the use by CFG or CA as of the date of this Agreement.

     SECTION 5.18 Books and Records. The respective minute books of CFG and CA, as previously made available to the Company and its representatives, contain records of all meetings of and all corporate actions or written consents taken by the respective shareholders and board of directors of CFG and CA that are complete and correct in all material respects. Except as set forth on Schedule
5.18 of the Disclosure Schedule, neither CFG nor CA has any of their respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and control of CFG and CA, as the case may be.

     SECTION 5.19 Proxy Statement. The information to be provided by CFG or CA for inclusion in the Proxy Statement will not on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's Stockholders, at the time of the Stockholders Meeting, and at the Effective Time, contain any statement that, in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, omit to state a material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading. If at any time prior to the Effective Time, any event relating to either CFG or CA or their respective officers or directors is discovered by CFG or CA that either entity believes should be set forth in a supplement to the Proxy Statement, CFG or CA shall promptly inform the Company thereof.

     SECTION 5.20 Brokers and Finders. Except for the fees and expenses paid or to be paid to Prudential Securities pursuant to the terms of its engagement letter with CFG, which fees and expenses shall be paid by the Company, each of CFG and CA represents and warrants to the other parties hereto that no broker, finder, investment bankers, agent or similar intermediary has acted directly or indirectly on its behalf in connection with this Agreement or the transactions contemplated hereby, and that no brokerage commissions, finders' fees, investment banker, or similar fees or commissions and/or expenses are payable or to be paid in connection therewith based on any agreement, arrangement or understanding with it or any action taken by it. Each of CFG and CA agrees to indemnify and hold the other parties hereto harmless from any and all claims, losses, liabilities, expenses (including reasonable attorney fees), demands or commissions or other compensation by any broker, finder, investment bankers, agent or similar intermediary claiming to have been employed by or on behalf of such party.

     SECTION 5.21 Full Disclosure. None of this Agreement, the CFG/CA Financial Statements, or any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any other document or instrument in writing that has been supplied by or on behalf of CFG or CA in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no fact known to CFG or CA with regard to CFG or CA that has had or could reasonable be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated or their respective property or assets and that has not been disclosed herein or in the Schedules, Exhibits or certificates furnished in connection with the consummation of the transactions contemplated hereby.

     SECTION 5.22 Environmental Matters.  Except as set forth in Schedule 5.22:
(i) CFG and CA are and have been in compliance in all material respects with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated; (ii) CFG and CA have obtained, and are in compliance in all material respects with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated; (iii) neither of CFG or CA are involved in operations or know of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of CFG or CA or which could reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated, and none of CFG or CA has permitted any current or former tenant of such Person to engage in any such operations, except as would not reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated; (iv) neither CFG nor CA has received any Environmental Claim, nor to their knowledge is any Environmental Claim threatened, which would result in a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated; (v) neither CFG nor CA has assumed, contractually or by operation of law, any material liabilities under any Environmental Laws which could reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated, and (vi) neither CFG nor CA has entered into, has agreed to, or is subject to any material judgment, decree, order or other similar requirement of any Governmental Authority under any Environmental Laws, including without limitation those relating to compliance with Environmental Laws or with respect to the investigation, cleanup, remediation or removal of any Hazardous Material.

     SECTION 5.23 Insurance Disclosure. CFG and CA maintain insurance on CFG's and CA's respective assets and upon their respective businesses and operations against loss or damage, risks, hazards and liabilities as are consistent with customary practices and standards of companies engaged in business similar to CFG and CA. Such insurance is with insurers that in the reasonable judgment of management of CFG and CA are sound and reputable. CFG and CA maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by CFG and CA have been filed in due and timely fashion. Each of CFG and CA has taken or will timely take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time. Neither CFG nor CA has, during the past three years, had an insurance policy cancelled or been denied insurance coverage for which such company has applied.

     SECTION 5.24 Allowance for Possible Loan Losses. The reserve for losses shown on the CFG/CA Financial Statements as of September 30, 1999 was adequate in all material respects to provide for possible losses of a level consistent with historic practice and based on current economic conditions and information available to CFG and CA, and are considered adequate under GAAP and standards applied to the specialty finance business conducted by CFG. To the knowledge of CFG, the aggregate principal amount of all loans and leases contained in the loan and lease portfolio of CFG as of September 30, 1999, in excess of such reserve, was fully collectible.

     SECTION 5.25 Year 2000 Compliance. Except as set forth on Schedule 5.25 of the Disclosure Schedule, all of CFG's and CA's Internal MIS Systems and Facilities are Year 2000 Compliant except where the failure to be so compliant will not have a Material Adverse Effect on CFG or CA or on the ability of CFG or CA to consummate the transactions contemplated hereby. CFG and CA have furnished the Company with true, correct and complete copies of all internal investigations, memoranda, budget plans, forecasts, or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of CFG and CA.

     SECTION 5.26 Material Agreements. Each of CFG and CA has made available to the Company a true and correct copy of all Material Agreements. Each Material Agreement is valid, binding, in full force and effect and enforceable by CFG and CA as the case may be in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by general equitable principles and except to the extent where the inability to enforce such Material Agreements in accordance with their terms will not have a Material Adverse Effect on CFG or CA or the ability of CFG or CA to consummate the transactions contemplated hereby. Except as disclosed in Schedule 5.26, CFG and CA are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of CFG and CA, no other party to any of the Material Agreements is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

     SECTION 5.27 Intellectual Property.

     (a) Schedule 5.27 of the Disclosure Schedule contains a list of all Intellectual Property used by each of CFG or CA in its business. Each of CFG and CA owns or has a valid license to use, in the manner currently used, all Intellectual Property used in its business.

     (b) No claims with respect to CFG's or CA's Intellectual Property have been asserted, or to the knowledge of CFG or CA are threatened, by any third party nor are there valid grounds, to the knowledge of CFG or CA, for any bona fide claims (i) that any distribution, license, sublicense, use or licensing of the Intellectual Property infringes the rights of any third parties, (ii) against the use of any Intellectual Property as used in CFG's or CA's business as currently conducted, or (iii) challenging the ownership, validity or effectiveness of the Intellectual Property, except as could not reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated. To CFG's or CA's knowledge, all registered trademarks, servicemarks, copyrights and patents held by CFG or CA, if any, are valid and subsisting except as could not reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated. None of the Intellectual Property owned by CFG or CA is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by CFG or CA except as could not reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated.

     (c) To CFG's or CA's knowledge, there is no material unauthorized use, infringement or misappropriation of any of such party's Intellectual Property by any third party, except as could not reasonably be expected to have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated.

     SECTION 5.28 Absence of Certain Business Practices. None of CFG, CA, or any officer, employee or agent thereof, nor any other Person acting on behalf of CFG or CA, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person or entity who is or may be in a position to help or hinder CFG or CA (or assist CFG or CA in connection with any actual or proposed transaction) which (i) subjects any party to any damage or penalty in any civil, criminal or governmental litigation or proceeding which would have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated, (ii) if not given in the past, could have had a Material Adverse Effect on CFG or CA, or (iii) if not continued in the future, could have a Material Adverse Effect on CFG or CA or the Surviving Corporations assuming the transactions contemplated hereby are consummated.

     SECTION 5.29 Affiliate Transactions. Schedule 5.29 of the Disclosure Schedule sets forth (i) all contracts, agreements, other arrangements or transactions existing or occurring at any time after December 31, 1997 between CFG or CA, on the one hand, and any of CFG's or CA's Affiliates (including officers, directors, or employees) or any holder of 10% of the outstanding common stock of CFG or CA or a family member of such a Person, on the other hand, or any of their respective Affiliates, other than agreements relating to services provided as an officer or director of the Company other than relating to any extraordinary bonuses, and (ii) a description of all payments made to or received from, CFG or CA, on the one hand, and any of the

Company's Affiliates (including officers, directors, or employees) or any holder of 10% of the outstanding common stock of CFG or CA or a family member of such a Person, on the other hand, or any of their respective Affiliates, since December 31, 1997, except for dividends paid or distributions made with respect to any outstanding class or series of securities of such party and payments of salary or other regular compensation for services in the ordinary course.

     SECTION 5.30 Loans; Investments.

     (a) The following terms shall have the meaning ascribed to them for purposes of this Section 5.30:

          (i) "Investor" means any Person (including any securitization vehicle) that has acquired or hereinafter acquires a Loan from CFG, other than the Company.

          (ii) "Investor Requirements" means any outstanding contractual, legal and regulatory obligation of CFG to any Investor, including but not limited to, the representations, warranties and covenants made by CFG to any Investor.

          (iii) "Loan" means any loan or lease (whether such lease is a "financing" lease or a "true" lease) at any time held, serviced or sold by CFG to the extent that CFG could have any liability, obligation or duties with respect thereto.

          (iv) "Loans Held for Sale" means all Loans currently held and hereinafter acquired or originated by CFG where beneficial ownership has not been transferred to an Investor.

          (v) "Loan Documents" means the note, mortgage, deed of trust, security agreement, or other instrument securing the note or lease contract and the related documents for each Loan.

          (vi) "Mortgage Loan" shall mean a loan secured by a mortgage.

          (vii) "Portfolio Loan" means all Loans currently owned or hereinafter owned for investment by CFG.

          (viii) "Serviced Loans" means all Loans currently and hereinafter serviced by CFG for its own account or for others.

          (ix) "Servicing Requirements" means prudent practice and industry standards together with any contractual, legal or regulatory obligation of CFG relating to the Serviced Loans or any Loan previously serviced by CFG.

     (b) Except as set forth on Schedule 5.30(b) of the Disclosure Schedule, neither CFG nor CA has any Portfolio Loan. Except as set forth on Schedule 5.30(b) of the Disclosure Schedule, all Loans owned by CFG are Loans Held for Sale, except Loans held as collateral for a securitization.

     (c) To the knowledge of CFG, the Loan Documents evidencing each Loan (other than Serviced Loans that have never been owned by CFG) that is currently outstanding constitute the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of lending institutions or creditors generally and by general equitable principles. To the knowledge of CFG, no Loan is subject to any legally enforceable right of rescission, set-off, counterclaim or defense, including the defense of usury or lack of legal capacity of any borrower or guarantor, nor will the operation of any of the terms of any Loan, or the exercise of any legally enforceable right thereunder, render any Loan or any of the Loan Documents unenforceable, in whole or in material part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury or, to the knowledge of CFG, lack of legal capacity of any borrower or guarantor, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect to any Loan Held for Sale or any Loan for which there is any recourse against, or responsibility or exposure of, CFG.

     (d) The Loan Documents for each Loan (other than Serviced Loans that have never been owned by CFG) have been duly executed by CFG and recorded, or are in the process of being recorded, and are in due and proper form, and, to the knowledge of CFG, the information contained therein was true, accurate and complete in all material respects at the time such Loan Documents were executed. CFG has at all times maintained the Loan Documents in all material respects in accordance with Investor Requirements, Servicing Requirements and otherwise in accordance with all legal and regulatory requirements and contractual obligations.

     (e) To the knowledge of CFG, and except as set forth on Schedule 5.30(e), all outstanding Loans sold and/or securitized by CFG complied in all material respects with Investor Requirements on the date of sale.

     (f) CFG has at all times been and is in compliance in all material respects with the Servicing Requirements relating to the Serviced Loans and Loans previously serviced by it.

     (g) Except as set forth in Schedule 5.30(g) of the Disclosure Schedule, CFG has no advances outstanding with respect to any Loan, except for advances made under the Servicing Requirements or the requirements of the Loan Documents, the aggregate amount of which is not material.

     (h) CFG is not in material default with respect to any of its obligations under any Loan.

     (i) To the knowledge of CFG, CFG is not in violation in any material respect of any applicable federal, state, or local law, statute, ordinance, rule, regulation, order or guideline pertaining to the Loans, its origination or production practices, or otherwise relating to its purchase or sale of Loans or its lending business, including but not limited to, real estate settlement procedures, fair credit reporting, and every other prohibition against unlawful discrimination or governing consumer credit, and also including, without limitation the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of 1973, and state consumer credit codes and laws. The Company has not received notice from any governmental, quasi-governmental or private agency of pending or threatened actions or investigations relating to origination or production practices.

     (j) All pools relating to Loans that require certification have been initially certified, finally certified and/or recertified in accordance with applicable guidelines, and if any "trailing documents" are outstanding, the lack of such documents does not have any Material Adverse Effect on the ability of the securitized pool to enforce its rights with respect thereto. The net investment value or principal balance, as applicable, outstanding and owing on the Serviced Loans in each pool equals or exceeds the amount owing to the corresponding security holders of such pool.

     (k) Set forth in Schedule 5.30(k) is a list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CFG is a party or by which any of their properties or assets may be bound. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CFG is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of business and for the purpose of hedging or managing a risk specifically relating to the Loans and, to the knowledge of CFG, in accordance with then-customary practice and all applicable rules and regulations and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity, whether applied by a court of law or equity except to the extent that the unenforceability or invalidity of any such arrangements would not have a Material Adverse Effect on CFG. CFG has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and to the knowledge of CFG, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (l) The terms of each Loan have not been impaired, waived, altered or modified in any material respect from the date of its origination except by a written instrument, which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved in writing by: (i) the relevant Investor, to the extent required by the relevant Investor Requirements; and (ii) the title insurer, to the extent required by the relevant policies, and its terms are reflected in the Loan Documents. Except as authorized by the applicable Investor, where the Investor's authorization is required, CFG has not: (i) subordinated the lien of any Mortgage Loan to any other mortgage or lien or given any other mortgage or lien equal priority with the lien of a mortgage loan; or (ii) executed any instrument of release, cancellation or satisfaction with, in whole or in part, respect to any Mortgage Loan.

     (m) As of the date hereof, except as set forth in Schedule 5.30(m), CFG is not subject to and has not been notified of any currently existing repurchase obligation under any Loan.

     (n) All escrows required to be maintained pursuant to the terms of the Mortgage Loans have been maintained by CFG and, to the knowledge of CFG, all prior servicers, in all material respects in accordance with all applicable legal rules and Investor Requirements and in accordance with the mortgage servicing agreements and the Loan Documents related thereto. CFG has credited to the account of mortgagors all interest required to be paid on any escrow account. All escrow, custodial, and suspense accounts related to the owned Mortgage Loans are held in CFG's name or in the Investor's name. With respect to escrow deposits and payments which are required to be collected, all such payments are in the possession of, or under the control of, CFG, and there exist no material deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or other charges or payments have been capitalized under any mortgage or the related mortgage note.

     (o) Except as set forth on Schedule 5.30(o) of the Disclosure Schedule, CFG has not received written notice of a servicing default for any Loan, and each Loan serviced by CFG has been properly serviced and accounted for in all material respects in accordance with the applicable Servicing Requirements. To the extent that any applicable legal requirement in any jurisdiction or any Investor Requirement requires the payment of interest on escrow accounts with respect to any particular Loan, all such interest has been properly paid or arrangements for such payment have been made. All amounts payable in respect of a Loan, or the property covered by a mortgage which CFG is responsible for paying, directly or on behalf of a mortgagor, have, in all material respects, been paid prior to becoming delinquent. All pools for which CFG is responsible are in compliance in all material respects with all applicable Investor Requirements, procedures, rules, regulations and guidelines.

     (p) Schedule 5.30(p) contains (i) the characteristics of the Loans currently held for securitization, presented in a manner consistent with the characteristics of the Loans listed on pages 61 through 69 of the Offering Circular; (ii) a list of all Loans to Affiliates of CFG and description of affiliation; and (iii) the historical delinquency and loss experience as of November 30, 1999 presented in a manner consistent with pages 44 and 45 of the Offering Circular. Each Loan satisfies the eligibility requirements of pages 103 through 106 of the Offering Circular and the sale agreement related thereto.

     (q) Schedule 5.30(q) contains a list of all securitizations sponsored by CFG or an Affiliate, and provides the following as to each securitization: (1) original net investment value ("NIV") or principal balance, as applicable, of the Loans; (2) current "NIV" or principal balance, as applicable, of the Loans;
(3) original principal balances of each class of securities issued; (4) current principal balances of each class of securities issued; (5) current delinquency levels and the "trigger events," "reserve account increase events" and service termination percentages that apply to the related securitization; (6) the outstanding amounts of servicing advances for each securitization; (7) indicate whether the overcollateralization targets have been reached and, if not, the anticipated date they will be reached; and (8) whether any securitizations cross-collateralize other securitizations. To the knowledge of CFG, no facts currently exist with respect to existing securitizations heretofore undertaken by CFG that would be reasonably likely to materially and adversely affect the ability of the Surviving Corporations to continue to service any of the existing securitizations or to do securitizations in the future in accordance with existing practices assuming the transactions contemplated hereby are consummated.

     (r) As to each securities offering document relating to a securitization, at the time prepared and delivered to investors and the placement agent and as of any date with respect to which the Company may have been obligated to deliver any such offering document to an investor or the placement agent, such offering document did not include any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of CFG, no offer or sale of any securities relating to any securitization was made in violation of any state or federal securities laws.

                                   ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ACQUISITION

     The Company and Acquisition hereby represent and warrant to CFG and CA as follows:

     SECTION 6.01 Organization. Each of the Company and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, to own, operate and lease its properties, and to carry on its business substantially as now conducted. Each of the Company and Acquisition is duly qualified to do business and is in good standing in each jurisdiction in which the character of the assets or property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not had or would not have a Material Adverse Effect on the Company or Acquisition taken as a whole, or on the ability of either the Company or Acquisition to consummate the transactions contemplated hereby. Each of the Company and Acquisition has all requisite power and authority, to enter into this Agreement and, subject to the adoption of this Agreement by the stockholders of the Company and the receipt of all requisite regulatory approvals and the expiration of any applicable waiting periods, to consummate the transactions contemplated hereby.

     SECTION 6.02 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of each of the Company and Acquisition, and all necessary corporate action on the part of such party with respect thereto has been taken, subject to the adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by each of the Company and Acquisition and constitutes the valid and binding obligation of such party and is enforceable against such party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

     SECTION 6.03 Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of any obligation under, or result in the creation of any material lien, charge or encumbrance on any of the property or assets under, any provision of the Certificate of Incorporation or Bylaws (or comparable constitutive documents) of either the Company or Acquisition, or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or Acquisition or their respective properties, other than any such conflicts, violations, breaches or defaults which would not have a Material Adverse Effect on the Company or Acquisition taken as a whole or on the ability of either the Company or Acquisition to consummate the transactions contemplated hereby.

     SECTION 6.04 Consents and Approvals. Except as set forth on Schedule 6.04, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or Acquisition in connection with the execution and delivery of this Agreement or the consummation by such party of the transactions contemplated hereby except for: (i) any filing or consent required to be made by the Company, including without limitation, the Proxy Statement with the SEC for use in connection with the Stockholders' Meeting to approve the Mergers; (ii) the filing of a certificate of merger with the Delaware Secretary of State in the case of the CA Merger and the Michigan Secretary of State in the case of the CFG Merger, and the approval thereof; (iii) any filings, approvals or no-action letters with or from state securities authorities; and (iv) any antitrust filings (including filings required under the HSR Act), or consents, waivers or approvals obtained with respect thereto.

     SECTION 6.05 Anti-takeover Provisions Inapplicable. No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation applicable to the Company or Acquisition (i) applies to the Mergers, (ii) prohibits or restricts the ability of the Company or Acquisition to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (iii) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (iv) would subject CFG or CA to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

     SECTION 6.06 Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which 9,508,108 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding as of the date hereof. The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, all of which are issued and outstanding and owned by the Company. All of the issued and outstanding shares of Company Common Stock and Acquisition Common Stock are, and all shares of Company Common Stock issuable under stock option plans of the Company, and all of the shares of the Company Common Stock to be issued pursuant to and in accordance with Article IV of this Agreement will be, if and when issued (i) duly and validly issued, (ii) fully paid and non-assessable, and (iii) free from any preemptive rights of current or past stockholders. All of the issued and outstanding shares of Company Common Stock will be entitled to vote to adopt this Agreement other than Company Common Stock owned by any officer, director or Affiliate of CFG and/or CA or any Affiliate of such officer, director or Affiliate.

     (b) As of the date hereof, the Company had 1,070,000 shares of the Company Common Stock reserved for issuance under its stock benefit plans for the benefit of officers, directors and employees of the Company, pursuant to which awards covering 930,000 shares of the Company Common Stock are outstanding.

     (c) Except as set forth in this Section 6.06, as of the date hereof, there are no shares of capital stock or other equity securities of the Company or Acquisition outstanding nor are there any outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or Acquisition, or contracts, commitments, understandings, or arrangements by which the Company or Acquisition is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     SECTION 6.07 Financial Statements; No Material Adverse Change.

     (a) The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 (collectively, the "Financial Statements") comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC, or for normal year-end adjustments), and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended. Since December 31, 1998, there has not been any declaration, setting aside or payment of a dividend or other distribution with respect to shares of capital stock of the Company except for dividends distributed to shareholders in the ordinary course of business or any material change in accounting methods or practices by the Company. The Company has delivered to CFG and CA the Financial Statements prior to the date hereof.

     (b) Since December 31, 1998, except as disclosed in the SEC Documents filed prior to the date hereof, and except for the execution, delivery and performance of this Agreement and any other agreements to be entered into or contemplated hereby and the transactions contemplated hereby and thereby, (i) the Company has not incurred any obligations, contingent or non-contingent liabilities, liabilities for Taxes, levies, liens, claims or other charges, long-term leases or unusual forward or long-term commitments (whether absolute, accrued, contingent or otherwise, known or unknown, whether due or to become due, except liabilities and obligations which (x) are adequately accrued or reserved against in the Financial Statements or disclosed in the notes thereto or are not required to be reflected in such statements under GAAP, (y) were incurred after September 30, 1999 in the ordinary course of business or otherwise are not in the aggregate material to the Company, or (z) have been discharged or paid in full, (ii) no contract, lease or other agreement or instrument has been entered into by the Company or has become binding upon the Company or its assets which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the ability of the Company to consummate the transactions contemplated hereby, (iii) the Company is not in default, and to the Company's knowledge no third party is in default, under any Material Agreement which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the ability of the Company to consummate the transactions contemplated hereby, and (iv) the business of the Company has been operated in the usual and ordinary course consistent with past practice. Since December 31, 1998 no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect on the Company or the ability of the Company to consummate the transactions contemplated hereby, except as disclosed in the SEC Documents filed after December 31, 1998 and prior to the date hereof and except to the extent resulting from (x) any changes in general economic conditions in the United States, or (y) any changes affecting the real estate and/or real estate investment trust industries in general.

     SECTION 6.08 No Prior Activities; Assets of Acquisition. Acquisition was formed solely for the purpose of effecting the CFG Merger and engaging in the transactions contemplated hereby. Acquisition has neither incurred any obligations or liabilities nor engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person except in connection with its organization and this Agreement.

     SECTION 6.09 Compliance with Laws.

     (a) The business of each of the Company and Acquisition has been and is being conducted in compliance in all material respects with all laws, ordinances and regulations of Governmental Authorities, including, without limitation, federal and state securities laws, laws and regulations relating to financial statements and reports, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employees and employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company or Acquisition.

     (b) No investigation or review by any Governmental Authority with respect to the Company or Acquisition is pending or, to the knowledge of the Company or Acquisition, threatened, nor has any Governmental Authority indicated to the Company or Acquisition an intention to conduct the same.

     SECTION 6.10 SEC Reports. The Company has filed and made available to CFG and CA a true and complete copy of each report, schedule, filing, registration statement and definitive proxy statement required to be filed by the Company with the SEC since November 1, 1997 (the "SEC Documents"). As of their respective dates, the SEC Documents, after giving effect to any amendments and supplements thereto filed prior to the date hereof, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such SEC Documents. None of the SEC Documents when filed, after giving effect to any amendments an supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.11 Litigation. There is no action, suit, investigation or proceeding, legal, quasi-legal, administrative or otherwise, pending or, to the knowledge of the Company or Acquisition, threatened against the Company or Acquisition or any property of the Company or Acquisition in any court or before any arbitrator of any kind or before or by any Governmental Authority except for such actions, suits, investigations or legal proceedings that would not have a Material Adverse Effect on the Company or Acquisition taken as a whole or which would not materially affect the ability of the Company or Acquisition to consummate the transactions contemplated hereby. Neither the Company nor Acquisition is in default with respect to any judgment, order, writ, injunction or decree of any arbitrator, court or Governmental Authority, and there are no unsatisfied judgments against the Company or Acquisition except for such defaults or unsatisfied judgments as would not have a Material Adverse Effect on the Company or Acquisition taken as a whole or the ability of the Company and Acquisition to consummate the transactions contemplated hereby.

     SECTION 6.12 Proxy Statement. The information to be provided by the Company and Acquisition for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders, at the time of the Stockholders Meeting, and at the Effective Time, contain any statement that, in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made therein not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings that has become false or misleading. If at any time prior to the Effective Time, any event relating to either the Company or Acquisition or their respective officers or directors is discovered by the Company or Acquisition that either entity believes should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform CFG and CA and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the Company's stockholders. Notwithstanding the foregoing, the Company and Acquisition make no representation or warranty with respect to any information supplied by CFG and/or CA that is to be contained in the Proxy Statement. The Proxy Statement will (with respect to the Company) comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 6.13 Brokers and Finders. Except for the fees and expenses paid or to be paid by the Company to (i) Bradford, and (ii) Prudential Securities with respect to engagement letters entered into with the Company and CFG and such firms, each of the Company and Acquisition represents and warrants to the other parties hereto that no broker, finder, investment bankers, agent or similar intermediary has acted directly or indirectly on its behalf in connection with this Agreement or the transactions contemplated hereby, and that no brokerage commissions, finders' fees, investment banker, or similar fees or commissions and/or expenses are payable or to be paid in connection therewith based on any agreement, arrangement or understanding with it or any action taken by it. Each of the Company and Acquisition agrees to indemnify and hold the other parties hereto harmless from any and all claims, losses, liabilities, expenses (including reasonable attorney fees), demands or commissions or other compensation by any broker, finder, investment bankers, agent or similar intermediary claiming to have been employed by or on behalf of such party.

                                  ARTICLE VII

                    COVENANTS AND AGREEMENTS OF THE PARTIES

     SECTION 7.01 Conduct of the Business. During the period from the date of this Agreement to the Effective Time, each of CFG and CA will not take any action that adversely affects its ability to, and each of CFG and CA covenants and agrees that it will (i) pursue its business in the ordinary course, (ii) seek to preserve intact its current business organization, (iii) keep available the services of its current officers and employees, and (iv) use its reasonable commercial effects to preserve its relationships with customers, suppliers and others having business dealings with it. During such period, neither CFG nor CA will, and will not permit any officer or director thereof to, without the Company's prior written consent:

          (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any shares of any class of its capital stock, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof;

          (b) directly or indirectly redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding capital stock or any profit or loss or any beneficial interest therein;

          (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to its shareholders other than the payments referred to in Section 4.01(e);

          (d) (i) grant any increases in the compensation of any of its directors, officers or employees, (ii) pay or agree to pay any pension or retirement allowance or other employee benefit not required or contemplated by any Plan as in effect on the date hereof to any such director, officer or employee, whether past or present, (iii) enter into any new or amend any existing employment or severance agreement or any change of control agreement with any such director, officer or employee, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise), or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Plan, except in the case of the foregoing clauses (i) - (v);

          (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, reclassification, restructuring, recapitalization or other reorganization (other than as contemplated hereby) or otherwise effect the same;

          (f) declare or pay any dividend or make any other distribution with respect to its capital stock, whether in cash, stock or other property;

          (g) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in, or assets comprising, any business enterprise or operation or enter into any joint venture, partnership, or strategic alliance agreement with any Person;

          (h) adopt any amendments to its Certificate of Incorporation or Bylaws or comparable governing documents;

          (i) directly or indirectly incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any Person or make or commit to make any loans, advances or capital contributions to, or investments in, any Person or to any other Person, except for bank deposits and other investments in marketable securities and cash equivalents made in the ordinary course of its business, or refinance or restructure any existing loan;

          (j) engage in the conduct of any business the nature of which is materially different from the business in which it is currently engaged or outside the ordinary course of business;

          (k) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of CFG or CA, as the case may be;

          (l) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months which is not cancelable without penalty on 30 or fewer days' notice, except in the ordinary course of business;

          (m) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon or adequate environmental insurance with respect thereto;

          (n) except as previously disclosed to the Company in writing, forgive any indebtedness owed to such party or convert or contribute by way of capital contribution any such indebtedness owed or cancel any claims that it may possess or waive any rights of material value;

          (o) make any changes in its policies or practices concerning loan underwriting and credit scoring;

          (p) enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than securities backed by the full faith and credit of the United States or an agency thereof;

          (q) enter into, modify or extend any agreement, contract or commitment (other than Loans or securities) involving an expenditure in excess of $50,000 in the aggregate;

          (r) place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

          (s) except in the ordinary course of business, sell or otherwise dispose of any real property or any material amount of tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

          (t) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk, except in the ordinary course of business consistent with past practices and prudent business practices;

          (u) knowingly take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties hereto to obtain any approval of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement, or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (v) make any material changes in its pricing policies;

          (w) authorize or enter into any agreement providing for management or advisory services to be provided by such party to any third-party or an increase in management or advisory fees paid by any third-party under existing management agreements;

          (x) mortgage, pledge, encumber, sell, lease or otherwise transfer or dispose of any of its assets;

          (y) authorize or announce an intention to do any of the foregoing, or enter any contract, agreement, commitment or arrangement to do any of the foregoing; or

          (z) perform any act or omit to take any action that would make any of the representations or warranties contained in this Agreement inaccurate or materially misleading as of the Effective Time or that would cause a breach of any of the covenants or agreements of this Agreement.

     SECTION 7.02 Officers and Employees. Each of CFG and CA severally agree that, prior to the Effective Time, it will use its reasonable efforts to encourage its officers and employees to the extent they are in good standing to become employees of the Company or to maintain their employment with CFG and CA, as the case may be, as determined by the Company in its sole discretion.

     SECTION 7.03 Meeting of Shareholders. The Company, and each of CFG and CA to the extent it has not already done so, hereby covenants and agrees that it shall, as promptly as practicable, take all action necessary in accordance with applicable law and its Certificate of Incorporation (or comparable governing documents) and Bylaws to convene a meeting of its stockholders and shall use all commercially reasonable efforts to hold such meeting as promptly as practicable after the date hereof. The purpose of such meeting shall be, among other things, to consider and vote upon the approval of the respective Mergers and the transactions contemplated hereby. Notwithstanding the foregoing, CFG and CA shall be deemed to have fulfilled the foregoing requirements if their respective stockholders act by written consent in lieu of such meeting pursuant to the provisions of applicable law. Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised by counsel, the Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, the inclusion of the recommendation of the Board of Directors and the Special Committee of the Company in the Proxy Statement that the stockholders of the Company vote in favor of the approval of the Mergers and the adoption of this Agreement.

     SECTION 7.04 Proxy Materials.

     (a) As soon as practicable after the date hereof, the Company shall promptly prepare, and CFG and CA shall cooperate in the preparation of, and the Company shall file with the SEC as soon as practicable, the Proxy Statement and a form of proxy in connection with the vote of the Company's shareholders with respect to each of the Mergers and the issuance of the Company's Common Stock in connection with the Mergers. The Company will use all reasonable efforts to cause the Proxy Statement to be declared effective by the SEC and mailed to shareholders of the Company at the earliest practicable date as permitted by the SEC.

     (b) If at any time prior to the Effective Time, any event relating to or affecting the Company, CFG or CA shall occur as a result of which it is necessary, in the opinion of counsel for the Company, CFG or CA, to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company is sought, the Company, CFG or CA, respectively, will notify the other parties hereto thereof and, in the case of CFG or CA, it will cooperate with the Company in preparing, and, in the case of the Company, it will prepare and file, an amendment or supplement with the SEC and, if required by law or the rules and regulations under the Exchange Act, applicable state securities authorities and each national securities exchange upon which the Company Common Stock is then listed for trading and/or quotation system on which such stock is quoted such that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading, and the Company will, as required by law, disseminate to its shareholders such amendment or supplement.

     SECTION 7.05 Filings; Other Action. The Company, CFG and CA shall: (a) to the extent required, promptly make all filings and thereafter make any other required submissions under the HSR Act with respect to the Mergers; (b) use all reasonable efforts to cooperate with one another to (i) determine which Authorizations are required to be made or obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) timely make and seek all such Authorizations; (c) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Company, CFG and CA necessary to effectuate the Mergers; (d) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (e) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Mergers at the earliest possible time.

     SECTION 7.06 Access to Information.

     (a) From the date hereof until the Effective Time, CFG and CA (i) will give the Company, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of CFG and CA during reasonable business hours, (ii) will furnish copies to the Company, its counsel, financial advisor, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and which is in the possession of or can be obtained by CFG or CA without undue expense, and (iii) will instruct their respective employees, counsel, financial advisors and accountants to cooperate with the Company in its investigation of the business of CFG and CA.

     (b) From the date hereof until the Effective Time, the Company (i) will give CFG and CA, their respective counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company during reasonable business hours, (ii) will furnish copies to CFG and CA, their respective counsel, financial advisor, auditors and other authorized representatives such financial and operating data and other information as such parties may reasonably request, and which is in the possession of or can be obtained by the Company without undue expense, and (iii) will instruct its employees, counsel and financial advisors and accountants to cooperate with CFG and CA in its investigation of the business of the Company.

     SECTION 7.07 Advisory Agreement. The Company shall pay to CA all fees accrued and unpaid and reimbursable expenses payable to CA under the Advisory Agreement in respect of periods up to the Effective Time.

     SECTION 7.08 Intellectual Property Rights. Prior to the Effective Time, CA and CFG shall use all reasonable efforts to cooperate with the Company in obtaining all assignments or other consents necessary with respect to Intellectual Property, to the extent not already owned by CFG or CA, including all interests that may hereafter become Intellectual Property prior to the Effective Time.

     SECTION 7.09 Tax Matters.

     (a) Each of the Company, CFG, and CA agrees to report the Mergers on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a) of the Code to the extent permitted by law.

     (b) The Company shall prepare at its sole cost and expense, any federal, state, and local Tax Returns required to be filed with respect to any short taxable year of CFG or CA ending as of the Effective Time.

     (c) If the IRS or any other taxing authority initiates an audit or examination of any Tax Return of CFG or CA or any consolidated or combined group of which such entity was a member or required to be included as a member (a "Tax Matter"), CFG, as the case may be, shall:

          (i) promptly, but not less frequently than quarterly, provide the Company and the Special Committee with a summary of each issue raised in each unresolved Tax Matter;

          (ii) as requested by the Company or the Special Committee, provide additional information sufficient to inform the Company and the Special Committee as to the nature of each such issue, and to permit the Company and the Special Committee to exercise its rights described in this Section 7.09(c);

          (iii) keep the Company and the Special Committee regularly and promptly advised of the course of each such issue that has been reasonably determined by the Company or the Special Committee to be a Company Tax Issue (as hereinafter defined) pursuant to the procedure described in this
     Section 7.09(c);

          (iv) provide the Company and the Special Committee (not later than 10 Business Days prior to the anticipated date of delivery or filing, or promptly after receipt as applicable) with a copy of all pleadings or other documents to be delivered to, received from, or filed with, any court or other tribunal, the IRS or other taxing authority with respect to (A) any Company Tax Issue, and (B) any Tax Matter which had not previously been summarized for the Company and the Special Committee or with respect to which the Company and the Special Committee had requested and not received additional information (excluding from clause (B) documents or pleadings not filed by or on behalf of CFG or CA or any consolidated or combined group of which such entity is a member);

          (v) cooperate with the Company and the Special Committee and its counsel, accountants and other representatives in connection with each such the Company Tax Issue;

          (vi) in connection with each such CFG Tax Issue or CA Tax Issue, not submit to the IRS, any taxing authority or any court or other tribunal any pleading or other document without the written consent of the Company and the Special Committee; provided, however, that the Company and the Special Committee (A) shall be deemed to so consent if it has not communicated written notice of its non-consent to CFG or CA, as the case may be, before the close of business on the 10th Business Day following its receipt of such pleading or other document, and (B) shall so consent unless it reasonably determines that any position taken in such pleading or other document, if accepted, could jeopardize the Company's status as a real estate investment trust under the Code unless the parties agree that as part of the transactions contemplated hereby the Company shall cease to be a real estate investment trust. The determination of the Company or the Special Committee that a position taken in a pleading or other document could jeopardize its status as a real estate investment trust shall be deemed reasonable for this purpose if such determination is based on the advice of its counsel or accountants, which advice shall be presented to CFG or CA in writing within five Business Days after the Company or Special Committee communicates its notice of non-consent to CFG or CA (or such earlier time not sooner than the second

     Business Day thereafter as CFG or CA shall reasonably determine to be necessary) unless CFG or CA agrees to waive its right to receive such advice in writing, to the effect that the position taken, if accepted, would give the IRS a reasonable basis for asserting that the Company failed to continue to qualify as a real estate investment trust under the Code as a consequence of its acquisition of CFG or CA; and

          (vii) not settle, compromise or consent to the entry of any order, decree or judgment with respect to any CFG Tax Issue or CA Tax Issue or fail to pursue an available appeal of any such CFG Tax Issue or CA Tax Issue (a "Resolution") without the written consent of the Company or the Special Committee; provided, however, that the Company and the Special Committee (A) shall be deemed to so consent if it has not communicated written notice of its non-consent to CA before the close of business on the 10th Business Day following its receipt of notice of such proposed settlement, compromise or consent, and (B) shall so consent unless it reasonably determines that such Resolution would jeopardize the Company's status as a real estate investment trust under the Code unless the parties agree that as part of the transactions contemplated hereby the Company shall cease to be a real estate investment trust. The determination of the Company or the Special Committee that a Resolution would jeopardize its status as a real estate investment trust shall be deemed reasonable for this purpose if such determination is based on the advice of its counsel or accountants, which advice shall be delivered to CFG or CA in writing within five Business Days after the Company of the Special Committee communicates its notice of non-consent to CFG or CA (or such earlier time not sooner than the second Business Day thereafter as CA shall reasonably determine to be necessary) unless CFG or CA agrees to waive its right to receive such advice in writing, to the effect that the Resolution would give the IRS a reasonable basis for asserting that the Company failed to continue to qualify as a real estate investment trust under the Code as a consequence of its acquisition of CFG or CA.

          (viii) An issue raised in a Tax Matter shall be identified as a "CFG Tax Issue" or a "CA Tax Issue" if the Company or the Special Committee communicates written notice to CFG or CA, as the case may be, that it has determined, with respect to a particular issue, that it is possible that the resolution of such issue could jeopardize its status as a real estate investment trust under the Code unless the parties agree that as part of the transactions contemplated hereby the Company shall cease to be a real estate investment trust. The determination of the Company or the Special Committee that a possible resolution of a Tax Matter could jeopardize its status as a real estate investment trust shall be deemed reasonable for this purpose if such determination is based on the advice of its counsel or accountants, which advice shall be delivered to CFG or CA in writing within five Business Days after the Company or the Special Committee communicates its determination to CFG or CA (or such earlier time not sooner than the second Business Day thereafter as CFG or CA shall reasonably determine to be necessary) unless CFG or CA agrees to waive its right to see such advice in writing, to the effect that a possible Resolution would give the IRS a reasonable basis for asserting that the Company failed to continue to qualify as a real estate investment trust under the Code as a consequence of its acquisition of CFG and CA. In any such CFG Tax Issue or CA Tax Issue, the Company or the Special Committee may at its expense engage counsel, accountants, or other representatives. Any CFG or CA tax or financial information revealed to the Company, the Special Committee, its employees or any of its representatives in connection with matters described in this Section 7.09(c) shall be treated as strictly confidential by the Company, the Special Committee, its employees and such representatives.

     (d) After the Effective Time, the Company shall make available to CFG and CA and their respective shareholders, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities of CFG and CA as the case may be and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

     SECTION 7.10 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, none of the Company, Acquisition, CFG or CA shall take any action that would be inconsistent with the representations and warranties made by it herein, including, but not limited to, taking any action, or failing to take any action, that is known to cause disqualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Code. Furthermore, from and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein or as otherwise mutually agreed by the Company, CFG and CA, each of the Company, CFG and CA shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of the Company after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

     SECTION 7.11 Further Actions; Cooperation. Subject to the terms and conditions provided in this Agreement, each party shall use reasonable commercial efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement and to cooperate with the other parties hereto; provided, however, that notwithstanding anything to the contrary in this Agreement, no party nor any of its Affiliates shall be required to make any disposition of, or enter into any agreement to hold separate, any asset or business and no party hereto nor any of their Affiliates shall be required to make any payment of money nor shall any party or its Affiliates be required to comply with any condition or undertaking or take any action which, individually or in the aggregate, would materially adversely affect the economic benefits to such party of the transactions contemplated hereby, taken as a whole, or materially adversely affect any other business of such party.

     SECTION 7.12 Notice of Certain Events. Each party hereto shall promptly notify the other party of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to, or involving or otherwise affecting, such party which, if pending on the date of this Agreement, would have been required to have been disclosed or which relate to the consummation of the transactions contemplated by this Agreement, and (iv) any event or matter known to or directly involving such party that would result in a breach of this Agreement, is reasonably likely to result in a Material Adverse Effect on such party or impair the ability of such party to consummate the transactions contemplated hereby.

     SECTION 7.13 Certain Actions.

     (a) Neither CFG nor CA (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as hereinafter defined) with respect to itself or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it under any of the instances described in this clause. CFG and CA shall immediately instruct and otherwise use its reasonable best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by it), consultants and other representatives to comply with such prohibitions. CFG and CA shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. CFG and CA shall promptly notify the Company orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

     (b) "Acquisition Proposal" shall, with respect to CFG and CA, mean any of the following (other than the Mergers): (i) a merger or consolidation, or any similar transaction of any entity with either CFG or CA or any Subsidiary of CFG or CA or party that owns the capital stock of CFG or CA, (ii) a purchase, lease or other acquisition of a material portion of all the assets of either CFG or CA or any Subsidiary of CFG or CA, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of any securities of either CFG or CA or any Subsidiary of CFG or CA, (iv) the filing of an application or notice with any federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above.

     SECTION 7.14 Current Information. During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other parties hereto with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party.

     SECTION 7.15 Reservation of Shares to Satisfy Contingent Payment Obligation. The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock as may be required to be issued pursuant to the terms of Section 4.06.

     SECTION 7.16 Indemnification and Insurance. From and after the Effective Time, the Company shall at its cost and expense cause the individuals serving as officers and directors of CFG and CA immediately prior to the Effective Time to be covered for a period for two (2) years from the Effective Time by directors' and officers' liability insurance policies maintained by CFG and CA, as applicable, prior to the Effective Time (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than either of such policies) with respect to acts or omissions occurring prior to the Effective Time that may have been committed by such officers and directors in their capacity as such; provided, however, that in no event shall the Company be required to expend more than 150% of the current amount expended by CFG and CA (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further that if the Company is unable to maintain or obtain the insurance called for in this Section 7.16, the Company shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount.)

     SECTION 7.17 Certain Employment Matters. Until such time as the Company enters into new employment agreements with the key employees of CFG, if ever, such key employees shall continue to receive compensation from CFG in a manner consistent with past practice, irrespective of any covenants or agreements to the contrary contained in any existing agreements or commitments between such key employees and the Company.

     SECTION 7.18 Disclosure Schedule. Notwithstanding any provision in this Agreement to the contrary, the Disclosure Schedule and the signatures of the individual shareholders of both CFG and CA listed on the signature pages hereto not otherwise provided on the date hereof shall be delivered by CFG and CA to the Company not later than ten (10) Business Days following the date of execution of this Agreement. Upon delivery, the Disclosure Schedule and such signatures shall be deemed for all purposes under this Agreement to have been delivered effective as of the date of this Agreement. The Company shall have seven (7) Business Days following the date of delivery of the Disclosure Schedule to review the Disclosure Schedule. If, CFG or CA do not provide the Disclosure Schedule or such signatures as provided herein, or if, prior to 5:00 p.m. on the seventh Business Day following the date of delivery of the Disclosure Schedule, the Company determines, in its sole and absolute discretion, that it wishes to terminate this Agreement it shall be entitled to do so in accordance with the terms and provisions of Section 10.01. If the Company fails to terminate this Agreement by 5:00 p.m. on the seventh Business Day following the date of delivery of the Disclosure Schedule then the Company shall be deemed to have irrevocably waived such right of termination referred to herein.

     SECTION 7.19 Tax Certificates. The parties agree that, prior to the Effective Time, they shall exchange such certificates or other documentation with regard to certain tax matters related to the CFG Merger and the CA Merger as shall be mutually agreed to by the parties.

                                  ARTICLE VIII

                           CONDITIONS TO THE MERGERS

     SECTION 8.01 Conditions to Each Party's Obligations. The performance of the obligations of each of the Company and Acquisition and CFG and CA to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, which conditions may be waived only with the consent of both (x) the Company and Acquisition, and (y) CFG and CA:

          (a) Effectiveness of Proxy Statement. The Proxy Statement shall have been declared effective by the SEC under the Exchange Act, and no stop order suspending the effectiveness of the Proxy Statement shall have been issued by the SEC and no proceedings with respect thereto shall have been initiated or threatened by the SEC.

          (b) Company Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the requisite holders of Common Stock of the Company in accordance with applicable provisions of the DGCL and the Company's Certificate of Incorporation and Bylaws; provided, however, that the shares of Company Common Stock beneficially owned by any officer, director, or Affiliate of the Company who or that is also an officer, director or Affiliate of either CFG or CA shall not be counted for purposes of determining whether the requisite holders shall have approved this Agreement and the transactions contemplated hereby.

          (c) Governmental Filings and Consents. Except for the filing of the Certificates of Merger, all governmental filings required to be made prior to the Effective Time by the Company, Acquisition, CFG, and/or CA with, and all governmental consents required to be obtained prior to the Effective Time by the Company, Acquisition, CFG, and/or CA from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to have a Material Adverse Effect on the Company, Acquisition, CFG, and/or CA or the ability of such parties to consummate the transactions contemplated hereby, and any waiting periods or extensions thereof under the HSR Act shall have expired or been terminated.

          (d) Third-Party Consents. All required authorizations, consents and approvals of any third party (other than a Governmental Authority), the failure of which (either individually or in the aggregate) to obtain would have Material Adverse Effect on the Company, Acquisition, CFG, and/or CA or the ability of such party to consummate the transactions contemplated hereby, shall have been obtained.

          (e) No Injunction or Proceedings. There shall not be in effect any judgment, writ, order (including any temporary restraining order), injunction or decree (collectively, an "Order") of any court or Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to a condition or restriction unacceptable to either of (x) the Company, or (y) CFG and CA, each in its reasonable judgment, nor shall there be pending or threatened by any Governmental Authority any suit, action or proceeding seeking to restrain or restrict the consummation of the transactions contemplated hereby or seeking damages in connection therewith, which, in the reasonable judgment of either (x) the Company, or (y) CFG or CA, could have (i) a Material Adverse Effect on (x) the Company or Acquisition, or (y) CFG or CA after the Effective Time, or (ii) a material adverse effect on the ability of (x) the Company or Acquisition, or (y) CFG or CA to perform their respective obligations under this Agreement, nor shall there be pending any cause of action or other proceeding commenced by a Governmental Authority of competent jurisdiction seeking the imposition of an Order.

     SECTION 8.02 Additional Conditions to Obligation of the Company and Acquisition.

     The performance of the obligations of each of the Company and Acquisition hereunder is subject to the fulfillment at or prior to the Effective Time of the following conditions (all or any of which may be waived in whole or in part by the Company and Acquisition acting by unanimous written consent):

          (a) Representations and Warranties. Each of the representations and warranties of each of CFG or CA made in this Agreement which are not, by their terms, qualified by a materiality standard, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time (and the representations and warranties of each of CFG and CA contained in this Agreement which are, by their terms, qualified by a materiality standard, shall have been true and correct on the date hereof and shall be true and correct on and as of the Effective Time as though made on and as of the Effective Time), except for representations and warranties specifically relating to a time or times other than the date hereof or thereof, which shall be true and correct in all material respects (to the extent they are not, by their terms, qualified by a materiality standard, and shall be true and correct to the extent they are so qualified) at such specified time or times, and except for changes thereto permitted or contemplated by this Agreement.

          (b) Compliance with Covenants and Agreements. Each of CFG and CA shall have performed and complied in all material respects with all terms, covenants, agreements, undertakings, acts, conditions and obligations required by this Agreement to be performed or complied with by them prior to or at the Effective Time.

          (c) Officer's Certificate. The Company shall have received a certificate from each of CFG and CA, dated as of the Effective Time, executed by the President or any Senior Vice President of each of CFG and CA, certifying that (i) the board of directors thereof has duly adopted resolutions, copies of which shall be attached to such certificate, authorizing and approving the transactions contemplated hereby (A) approving the terms of this Agreement and any agreement to be delivered in accordance with this Agreement and authorizing the consummation of the transactions contemplated hereby and thereby, and (B) authorizing an officer thereof to execute and deliver this Agreement and all ancillary documents, (ii) all of such resolutions are in full force and effect, and
     (iii) none of such resolutions has been amended or modified. The Company shall also have received a certificate from such officer of each of CFG and CA certifying that the representations and warranties of such party contained in this Agreement that are not, by their terms, qualified by a materiality standard, were true and correct in all material respects when made and are true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time (and that the representations and warranties of such party contained in this Agreement that are, by their terms, qualified by a materiality standard, were true and correct when made and are true and correct on and as of the Effective Time as though made on and as of the Effective Time), except to the extent they relate to a particular date and except for changes permitted or contemplated by this Agreement, and that such party has complied with or performed in all material respects all terms, covenants, agreements, undertakings, acts, conditions and obligations to be complied with or performed by it on or prior to the Effective Time.

          (d) Incumbency Certificate. The Company shall have received a certificate from each of CFG and CA, signed by its Secretary or Assistant Secretary and dated the Effective Time, certifying as to the person executing this Agreement on behalf of such party that (i) such person is an officer thereof holding the office or offices specified therein, and (ii) the signature of each such person set forth on such certificate is his or her genuine signature.

          (e) Material Adverse Change. No event, change or development shall exist or have occurred since March 31, 1999 with regard to CFG or CA, including the filing of any action, claim, suit, cause of action, or litigation commenced by any third party against either of CFG or CA, that has had or reasonably could be expected to have a Material Adverse Effect on CFG or CA or on the Company or Acquisition assuming the transactions contemplated hereby were consummated, or on the ability of (x) the Company or Acquisition, or (y) CFG or CA to consummate the transactions contemplated hereby.

          (f) Approvals; Fairness Opinion.

             (i) The Board of Directors of the Company, at a meeting duly called and held, shall have (A) determined that this Agreement, the Mergers and the transactions contemplated hereby are fair to, and in the best interest of the Company and its shareholders, and (B) approved this Agreement, the Mergers, and the transactions contemplated hereby and thereby and such action shall not have been withdrawn, modified, or revoked in any manner.

             (ii) The Board of Directors of the Company shall have received an opinion from Bradford to the effect that the consideration to be paid by the Company to the shareholders of CFG and CA in the Mergers is fair, from a financial point of view, and such opinion shall not have been withdrawn, modified or revoked in any manner.

          (g) Disclosure Schedules; Other Signatures. CFG and CA shall have delivered the Disclosure Schedule and signatures referenced in Section 7.18.

     SECTION 8.03 Additional Conditions to Obligation of CFG and CA. The performance of the obligations of each of CFG and CA hereunder is subject to the fulfillment at or prior to the Effective Time, of each of the following conditions (all or any of which may be waived in whole or in part by CFG and CA acting by unanimous consent):

          (a) Representations and Warranties. Each of the representations and warranties of the Company and Acquisition made in this Agreement which are not, by their terms, qualified by a materiality standard, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time (and the representations and warranties of each of the Company and Acquisition contained in this Agreement which are, by their terms, qualified by a materiality standard, shall have been true and correct on the date hereof and shall be true and correct on and as of the Effective Time as though made on and as of the Effective Time), except for representations and warranties specifically relating to a time or times other than the date hereof or thereof, which shall be true and correct in all material respects (to the extent they are not, by their terms, qualified by a materiality standard, and shall be true and correct to the extent they are so qualified) at such specified time or times, and except for changes thereto permitted or contemplated by this Agreement.

          (b) Compliance with Covenants and Agreements. The Company and Acquisition shall have performed and complied in all material respects with all terms, covenants, agreements, undertakings, acts, conditions and obligations required by this Agreement to be performed or complied with by them prior to or at the Effective Time.

          (c) Officer's Certificate. Each of CFG and CA shall have received a certificate from each of the Company and Acquisition, dated as of the Effective Time, executed by the President or any Vice-President of the Company and Acquisition, certifying that: (i) the board of directors thereof has duly adopted resolutions, copies of which shall be attached to such certificate, (A) approving the terms of this Agreement and any agreement to be delivered in accordance with this Agreement and authorizing the consummation of the transactions contemplated hereby and thereby, and
     (B) authorizing an officer thereof to execute and deliver this Agreement and all necessary ancillary documents, (ii) all of such resolutions are in full force and effect, and (iii) none of such resolutions has been amended or modified. Each of CFG and CA shall also have received a certificate from such person certifying that the representations and warranties of the Company and Acquisition contained in this Agreement that are not, by their terms, qualified by a materiality standard, were true and correct in all material respects when made and are true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time (and that the representations and warranties of such party contained in this Agreement that are, by their terms, qualified by a materiality standard, were true and correct when made and are true and correct on and as of the Effective Time as though made on and as of the Effective Time), except to the extent they relate to a particular date and except for changes permitted or contemplated by this Agreement, and that the Company and Acquisition has complied with or performed in all material respects all terms, covenants, agreements, undertakings, acts, conditions and obligations to be complied with or performed by it on or prior to the Effective Time.

          (d) Incumbency Certificate. Each of CFG and CA shall have received a certificate from each of the Company and Acquisition, signed by its Secretary or Assistant Secretary and dated as of the Effective Time, certifying as to the person executing this Agreement on behalf of such party that (i) such person is an officer thereof holding the office or offices specified therein, and (ii) the signature of each such person set forth on such certificate is his or her genuine signature.

          (e) Registration Rights Agreement. The CFG Preferred Shareholders and the Company shall have executed and delivered the Registration Rights Agreement.

                                   ARTICLE IX

                                INDEMNIFICATION

     SECTION 9.01 CFG and CA Indemnities to the Company.  Subject to Section
9.03 and Section 9.06 hereof, from and after the Effective Time, the CFG Common Shareholders, the Option Holders and the Individual Warrant Holders with respect to CFG, and the CA Shareholders with respect to CA shall, severally but not jointly, based on the percentage interests represented in Schedule 9.01 indemnify, defend and hold harmless the Company, its officers, directors, Affiliates and their respective successors and permitted assigns (collectively, the "Company Indemnitees"), from and against any and all demands, claims, actions, losses, damages, liabilities, and expenses (including reasonable attorneys' fees and disbursements related thereto) (collectively, "Company Losses"), based upon, arising out of or otherwise resulting from:

          (a) any material inaccuracy in any representation or any material breach of any warranty by CFG or CA, as the case may be, in this Agreement or in any agreement or instrument delivered in connection herewith; and

          (b) any nonfulfillment of any material covenant or agreement of CFG or CA, as the case may be, contained in this Agreement or in any agreement delivered in connection herewith by CFG or CA; provided, however, that, in order to qualify to receive indemnification under this Agreement, (x) any claim for indemnification under clause (a) and (b) of this Section 9.01 shall be made no later than the date that is the earlier of (i) 15 months following the date of the Effective Time, or (ii) 20 Business Days following the date of delivery to the Company of its audited financial statements with respect to the fiscal year ended December 31, 2000, and (y) any claim for indemnification with respect to Section 5.13 shall be made no later than the date that is three (3) months after the expiration date of the longest statute of limitations applicable to any such Taxes. For purposes of this Article IX, all representations and warranties of CFG and CA shall be deemed to have been made at the dates on which they are required to be true and correct in all material respects for the purposes of Section 8.02.

     SECTION 9.02 Company's Indemnities to CFG and CA. Subject to Section 9.03 hereof and Section 9.06 hereof, from and after the Effective Time, the Company shall indemnify, defend and hold harmless the CFG Shareholders, the Option Holders, the Individual Warrant Holders and the CA Shareholders and their respective officers, directors, Affiliates, successors and permitted assigns, if any ("Seller Indemnitees"), from and against any and all demands, claims, actions, losses, damages, liabilities, and expenses (including reasonable attorneys' fees and disbursements related thereto) (collectively, "Seller Losses"), based upon, arising out of or otherwise resulting from:

          (a) any material inaccuracy in any representation or any material breach of any warranty by the Company or Acquisition in this Agreement or in any agreement delivered in connection herewith; and

          (b) any nonfulfillment of any material covenant or agreement of the Company or Acquisition contained in this Agreement or in any agreement delivered in connection herewith by the Company or Acquisition; provided, however, that, in order to qualify to receive indemnification under this Agreement, any claim for indemnification under clause (a) and (b) of this
     Section 9.02 shall be made no later than the date that is the earlier of
     (i) 15 months following the date of the Effective Time, or (ii) 20 Business

     Days following the date of delivery to the Company of its audited financial statements with respect to the fiscal year ended December 31, 2000. For the purposes of this Section 9.02, all representations and warranties of the Company shall be deemed to have been made at the dates on which they are required to be true and correct in all material respects for the purposes of Section 8.03.

     SECTION 9.03 Notice and Opportunity to Defend. Promptly after receipt by any of CFG, CA, or the CFG Shareholders, Option Holders or Individual Warrant Holders or the CA Shareholders on the one hand or the Company on the other hand (in any case, the "Indemnitee") of the commencement of, or notice of any demand, claim or circumstance that, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of, any action, proceeding, litigation, or investigation against it by a third party (an "Asserted Liability") that may give rise to any indemnification obligation under Section
9.01 or 9.02, the Indemnitee shall promptly give written notice thereof to the Company, CFG or CA, or the CFG Shareholders Option Holders or Individual Warrant Holders or the CA Shareholders, as the case may be (the "Indemnifying Party"), describing the Asserted Liability in reasonable detail and indicating the amount (estimated, if necessary) for which the Indemnitee may be liable. Failure to give timely notice under this Section 9.03 shall not preclude the Indemnitee from receiving indemnification from the Indemnifying Party unless the Indemnitee's failure has materially prejudiced the Indemnifying Party's ability to defend against the Asserted Liability.

          (a) Opportunity to Defend.  The Indemnifying Party shall have fifteen
     (15) days (or earlier if required to avoid a default judgment) after receipt of the aforementioned notice to undertake to settle or defend, at its own expense and by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnitee, such Asserted Liability. If the Indemnifying Party so elects to settle or defend such Asserted Liability, it shall promptly notify the Indemnitee of its intent to do so. So long as the Indemnifying Party is reasonably contesting such Asserted Liability in good faith, the Indemnitee may not settle or pay such Asserted Liability. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such claim or action, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that the Indemnitee may participate, at its sole expense, in the settlement of, or defense against, such Asserted Liability provided that the Indemnifying Party in all such instances shall be responsible for directing and controlling the settlement of, or defense against, such action. If the Indemnifying Party elects not to undertake to settle or defend against the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, or does not accept its obligation to indemnify under this Agreement, the Indemnitee may settle, compromise or defend such Asserted Liability in the exercise of its exclusive discretion at the expense of the Indemnifying Party and the Indemnifying Party shall promptly reimburse the Indemnitee for the amount of all costs and expenses incurred by the Indemnitee in connection with the settlement of or defense against the Asserted Liability to the extent provided in Section 9.01 or 9.02, as the case may be. If no settlement of the Asserted Liability is entered into, the Indemnifying Party shall promptly reimburse the Indemnitee for the amount of any judgment rendered with respect to such Asserted Liability and all related and bona fide expenses incurred by the Indemnitee in defense against such action to the extent recoverable under Section 9.01 or 9.02, as the case may be.

          (b) Other Matters. Neither the Indemnifying Party nor the Indemnitee shall, in the defense of any Asserted Liability, consent to entry of any judgment or enter into any settlement agreement, except with the written consent of the other party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to both the Indemnitee and the Indemnifying Party of a release from all liability in respect of such Asserted Liability. The Indemnifying Party and the Indemnitee shall each use all commercially reasonable efforts to cooperate with each other in connection with the settlement of, or the defense against, any Asserted Liability and make available to the other all books, records and other documents within its control that are reasonably necessary or appropriate for such defense. Notwithstanding anything contained in this Agreement, the Indemnitee shall have the right to pay or settle at any time any Asserted Liability, provided that (as a result thereof, and except where the Indemnifying Party elects not to undertake to settle or defend against the Asserted Liability, fails to notify the Indemnitee of its election, or does not accept its obligation to indemnify under this Agreement), the Indemnitee shall also be deemed to have waived any right to indemnification therefor by the Indemnifying Party.

     SECTION 9.04 Survival of Representations and Warranties. The representations and warranties of the parties contained herein or in any certificate or other document or instrument delivered pursuant hereto or in connection herewith shall not survive the Closing, but any claim with respect thereto shall survive for the periods specified in the provisos contained in Sections 9.01(b) and 9.02(b) respectively. The covenants and agreements set forth in this Agreement shall not survive the Closing except in such cases where such covenants and agreements by their terms contemplate performance after the Effective Time. Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought shall survive the time at which it would otherwise terminate pursuant to the preceding provisions of this Section 9.04, if written notice of the inaccuracy or breach thereof shall have been given to the party against whom such indemnity may be sought prior to the expiration of such time period. If any Governmental Authority asserts a deficiency with respect to a Tax matter which, if accurate or conceded, could result in a claim for which indemnity could be sought pursuant to Section 5.13, the Company shall be permitted to give notice of the breach of a representation, warranty, covenant, or agreement of CFG or CA, as the case may be, and specify Company Losses in the amount so asserted (including applicable interest and penalties), notwithstanding Company's intent to dispute such claims. The amount of the claim shall be deemed to be the amount of the settlement or adjudicated damages.

     SECTION 9.05 Right of Set-off. The parties acknowledge and agree that, subject to the limitations set forth in Section 9.06, in the event the Company has made a claim for indemnification hereunder, which claim is determined to be recoverable, the Company's right to any such indemnification shall include the right to set-off such amount against any unissued Earnout Shares the Company may be obligated to issue to the CFG Common Shareholders, the Option Holders, and the Warrant Holders under Section 4.06 hereof. In the event the Company exercises its right of set-off provided for in this Section 9.05, the number of shares of Company Common Stock (rounded up to the next highest whole number) equaling the aggregate dollar amount of any indemnification to be provided to the Company hereunder (based on the average sale price of the Company Common Stock for the 20 Business Days immediately preceding the date of such set-off using for each such Business Day the last reported sales price of the Company Common Stock on the NASDAQ National Market System) shall be subtracted from the aggregate number of shares of the Company Common Stock that otherwise would be issuable pursuant to the terms of Section 4.06.

     SECTION 9.06 Limitations on Indemnification.

     (a) Indemnification pursuant to the terms of Section 9.01 and 9.02 shall be the sole and exclusive remedy of the Company Indemnitees and the Seller Indemnitees under this Agreement; provided, however, that nothing in this Agreement will limit the availability of specific performance or other equitable remedies to any party hereto.

     (b) The amount of any Company Losses or Seller Losses as to which Company Indemnitees or Seller Indemnitees may seek indemnification hereunder shall be reduced by proceeds from any insurance policies maintained by the Company Indemnitees or the Seller Indemnitees and actually received by such party to the extent that such proceeds are attributable to the act, event, state of facts, condition or circumstance giving rise to such party's right to such indemnification hereunder.

     (c) The CFG Common Shareholders, the Option Holders, the Individual Warrant Holders and the CA Common Shareholders shall not have any liability to the Company Indemnitees, and the Company shall not have any liability to the Seller Indemnitees, unless and until the aggregate of all Company Losses and Seller Losses, as the case may be, exceeds the sum of $500,000, in which event any amounts in excess of such $500,000 shall be recoverable.

     (d) Any indemnification obligation of the CFG Common Shareholders, the Option Holders, the Individual Warrant Holders, and the CA Common Shareholders may be satisfied in cash or with shares of Company Common Stock; provided that at the time of any such election by the CFG Common Shareholders, the Option Holders, the Individual Warrant Holders, and/or the CA Common Shareholders, the Company shall have received the favorable opinion of its legal counsel that the Company meets all statutory and other legal requirements to accept shares of the Company Common Stock from the CFG Common Shareholders, the Option Holders, the Individual Warrant Holders, and/or the CA Common Shareholders in satisfaction of any such indemnification obligation. In the event the CFG Common Shareholders, the Option Holders, the Individual Warrant Holders, and/or the CA Common Shareholders elect to satisfy such indemnification obligation with shares of Company Common Stock, the per share dollar value of such stock to be applied against such indemnification claim shall be as mutually agreed between the CFG/CA Representative and the Company (acting through the Special Committee). In the event such parties cannot reach mutual agreement with respect to such dollar value within ten Business Days of such election, the CFG Common Shareholders, the CA Common Shareholders, the Option Holders, the Individual Warrant Holders, and/or the CA Common Shareholders shall be required to use cash to satisfy such claim.

     (e) (i) The maximum aggregate amount of Company Losses that the Company Indemnitees may recover under this Agreement from the CFG Common Shareholders, the Option Holders, and the Individual Warrant Holders shall equal the lesser of
(i) 70% of the fair market value (determined as of the Effective Time) of the shares of Company Common Stock received by the CFG Shareholders, the Option Holders, and the Warrant Holders on or immediately after the date of the Effective Time pursuant to the transactions contemplated hereby, but specifically excluding the Earnout Shares, and (ii) 70% of the fair market value (determined as of the date of indemnification) of the shares of Company Common Stock received by the CFG Shareholders, the Option Holders, and the Warrant Holders on or immediately after the date of the Effective Time pursuant to the transactions contemplated hereby, but specifically excluding any Earnout Shares.

     (ii) The maximum aggregate amount of Company Losses that the Company Indemnitees may recover under this Agreement from the CA Common Shareholders shall be equal to the lesser of (i) 100% of the fair market value (determined as of the Effective Time) of the shares of Company Common Stock received by the CA Common Shareholders on or immediately after the date of the Effective Time pursuant to the transactions contemplated hereby, and (ii) 100% of the fair market value (determined on the date of indemnification) of the shares of Company Common Stock received by the CA Common Shareholders on or immediately after the date of the Effective Time pursuant to the transactions contemplated hereby, but specifically excluding the Earnout Shares.

     (iii) The maximum aggregate amount of Seller Losses that the Seller Indemnitees may recover from the Company shall be $1 million.

                                   ARTICLE X

                                  TERMINATION

     SECTION 10.01 Termination. This Agreement may be terminated and the transactions contemplated in this Agreement may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of this Agreement, the Mergers, and the issuance of the Company Common Stock in accordance with Article IV:

          (a) by mutual written consent of the Company, Acquisition, CFG, and CA;

          (b) by either CFG and CA (acting by unanimous written consent) or the Company and Acquisition (acting by unanimous written consent) if, on the Effective Time, any condition precedent to the obligations of the terminating party set forth in Section 8.02 in the case of the Company and Acquisition and Section 8.03 in the case of CFG and CA shall not have been satisfied (or waived by the terminating party); provided, however, that no party shall have the right to terminate this Agreement pursuant to this
     Section 10.01(b) if such party is then in breach of any material representation or warranty contained herein or is in default in any material respect in the observance or in the timely performance of any of its covenants or agreements contained herein;

          (c) by either CFG and CA (acting by unanimous written consent) or the Company and Acquisition (acting by unanimous written consent) if there shall be in effect any permanent injunction or action by a court of competent jurisdiction or other Governmental Authority preventing the consummation of the Mergers that shall have become final and nonappealable;

          (d) by either CFG and CA (acting by unanimous written consent) or the Company and Acquisition (acting by unanimous written consent) if the Effective Time shall not have occurred on or before March 30, 2000 (time is of the essence with respect to such date); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.01(d) if such party is then in breach of any material representation or warranty contained herein or is in default in any material respect in the observance or in the timely performance of any of its covenants or agreements contained herein

          (e) by either the Company and Acquisition (acting by unanimous written consent) or CFG and CA (acting by unanimous written consent) if this Agreement and the Mergers shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders Meeting;

          (f) by CFG and CA (acting by unanimous written consent) if the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Mergers in a manner adverse to CFG and CA or shall have resolved to do any of the foregoing;

          (g) by the Company if (i) the Board of Directors or the shareholders of CFG or CA shall withdraw, modify or change its approval or recommendation of this Agreement or the Mergers in a manner adverse to the Company or shall have resolved to do any of the foregoing, or any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) other than the current shareholders of CFG and CA shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, any of the outstanding shares of capital stock of CFG or CA; or

          (h) by the Company in accordance with the terms of Section 7.18.

     SECTION 10.02 Notice. If a party elects to terminate this Agreement pursuant to an applicable provision of Section 10.01, such party shall give written notice of its election to the other parties hereto at least two (2) Business Days before such termination shall become effective.

     SECTION 10.03 Effect of Termination. Upon termination of this Agreement pursuant to Section 10.01, (a) if none of the Company, Acquisition, CFG, or CA is in breach of any material provision of this Agreement, this Agreement shall become void and no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or stockholders to the other parties hereto, and (b) if any of the Company, Acquisition, CFG, or CA is in breach of any material provision of this Agreement, which breach has caused the terminating party to terminate this Agreement, or to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, the non-breaching party or parties will have such rights and remedies as are available to such party at law or in equity.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.01 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or Persons engaged by it incurred in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby and no other party shall have any liability with respect thereto; provided, however, that the Company shall bear all costs and expenses arising out of or incurred in connection with the preparation, negotiation and execution of the Proxy Statement and the Shareholders

Meeting, including all printing, mailing, solicitation, legal, accounting and other fees and expenses incurred with respect thereto.

     SECTION 11.02 Notices, Etc. All notices, requests, demands or other communications required by or otherwise permitted with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party if delivered by any of the following means of delivery, and shall be deemed to have been duly delivered and received on the date (or the next Business Day if delivery is not made on a Business Day) of personal delivery or facsimile transmission or on the date (or the next Business Day if delivery is not made on a Business Day) of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date (or the next Business Day if delivery is not made on a Business Day) of a stamped receipt, if sent by overnight delivery service, and to the following addresses (or to such other address as any party may request, in the case of the Company notifying CFG or CA, and in the case of CFG or CA notifying the Company.

          If to the Company:

        Captec Net Lease Realty, Inc.
        24 Frank Lloyd Wright Drive
        Ann Arbor, Michigan 48160
        Attention: W. Ross Martin
        Facsimile: (734) 994-1376

        with a copy to:

        Brown & Wood LLP
        1666 K Street, N.W.
        Washington, DC 20006-4004
        Attention: John K. Hughes
        Facsimile: (202) 533-1399

        and

        Baker & Hostetler LLP
        3200 National Center
        1900 East 9th Street
        Cleveland, Ohio 44114
        Attention: Edward G. Ptaszek, Jr.
        Facsimile: (216) 696-0740

        If to CFG and/or CA:

        Captec Financial Group, Inc.
        24 Frank Lloyd Wright Drive
        Ann Arbor, Michigan 48160
        Attention: Gary A. Bruder
        Facsimile: (734) 994-8355

        with a copy to:

        Shumaker Loop & Kendrick
        1000 Jackson Street
        Toledo, Ohio 43624
        Attention: James F. White, Jr.
        Facsimile: (419) 241-6894

     SECTION 11.03 Binding Effect; No Assignment. This Agreement is binding upon, shall inure to the benefit of, and be enforceable by, each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights and/or obligations of any party hereunder may be assigned or delegated to any Person without the prior written consent of the other parties hereto.

     SECTION 11.04 Entire Agreement. Except as otherwise specifically provided herein, this Agreement, including the Schedules contained in the Disclosure Schedule and any other written agreements by the parties hereto that are expressly contemplated hereby to be entered into, constitutes the entire agreement and understanding among the parties with regard to the subject matter hereof and supersedes all prior negotiations, agreements, arrangements, or understandings, written or oral, relating to the matters provided for herein or therein.

     SECTION 11.05 Remedies Cumulative; Specific Performance. Except as expressly provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not exclusive, and the exercise or commencement of the exercise of any such remedies by any party hereunder shall not preclude the simultaneous or subsequent exercise of any other such right, power or remedy by such party. The parties acknowledge that money damages would not be adequate remedy for violations of this Agreement and any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof.

     SECTION 11.06 Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in any case only to the extent that such obligations, agreements and conditions are intended for its benefit. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom, practice, or course of dealing with the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right at any time to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 11.07 No Third-Party Beneficiaries. Except as expressly provided in this Agreement, nothing contained herein is intended to or shall confer on any Person other than the parties hereto and their successors and permitted assigns any rights, benefits, remedies, or claims under or by reason of this Agreement.

     SECTION 11.08 Governing Law. This Agreement and all disputes hereunder shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Delaware without regard to principles of conflict of laws.

     SECTION 11.09 Section Headings; Interpretation. Reference in this Agreement to a Section, Article, or Schedule, unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement or a Schedule to the Disclosure Schedule. The table of contents, section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part thereof and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "herein," "hereinafter," and "hereunder," and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties agree that this Agreement is the product of negotiations among sophisticated parties, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in the drafting of each provision hereto. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

     SECTION 11.10 Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

     SECTION 11.11 Amendment. This Agreement may be amended at any time by written agreement signed by each of the parties hereto; provided, however, that any amendment to this Agreement made subsequent to the adoption by the shareholders of the Company of this Agreement shall not alter or change (i) the amount or kind of consideration to be paid by the Company in exchange for all or any of the securities of CFG or CA, (ii) any term of the Certificate of Incorporation of the Company, or (iii) any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders of the Company.

     SECTION 11.12 Further Assurances. Each of the parties hereto agrees that, at any time and from time to time after the date hereof, it shall, upon written request from any other party or parties hereto, and without further consideration, perform such other and further acts, and execute, acknowledge and deliver, or cause to be delivered, such further instruments, documents or assurances as such other party or parties reasonably may request for the purpose of carrying out this Agreement.

     SECTION 11.13 Public Announcements. Each of the parties will consult with each other party before issuing, and provide such other party the opportunity to review and comment upon, any press release, advertisement or other public announcement with respect to the transactions contemplated by this Agreement and no such party shall issue any press release or news release or make any other public statement prior to such consultation, review, and comment, except as may be required in the written opinion of such party's counsel by applicable law, court process, or the rules of any securities exchange or automatic quotation system on which its securities are traded; provided, however, that even in such circumstance the party required to make such statement shall use reasonable efforts to provide a copy of any such statement to the other party prior to release thereof and afford such party the opportunity to comment thereon.

     SECTION 11.14 Exhibits and Schedules. The Exhibits and the Schedules contained in the Disclosure Schedule are being separately delivered to the Company and such receipt is being acknowledged by each of the parties to this Agreement. All Exhibits and Schedules referred to in this Agreement are an integral part of and are hereby incorporated into this Agreement by reference.

     SECTION 11.15 CFG/CA Representative. Each of CFG and CA, as applicable, represent to the Company that the CFG Shareholders, the Option Holders, the Individual Warrant Holders, and the CA Shareholders have, pursuant to a separate written agreement by and among such parties and CFG and CA (the "Representation Agreement"), a copy of which shall have been provided to the Company prior to the Effective Time, constituted and appointed Patrick L. Beach (the "CFG/CA Representative") as their sole and exclusive representative with respect to all matters arising out of, resulting from, pertaining to, or in any way connected with, this Agreement, any documents or instruments executed or delivered in connection herewith, and any of the transactions contemplated herein or therein. After the date hereof, the Company and the Special Committee shall be entitled to rely completely upon any actions taken or failed to be taken, or any statement made by the CFG/CA Representative, without any investigation or inquiry whatsoever, with respect to such aforementioned parties and matters. The Company shall not incur any liability whatsoever as a result of such reliance until further notified that Mr. Beach no longer acts as the CFG/CA Representative.

     SECTION 11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto and this Agreement shall be effective when each of the parties hereto has exchanged executed signature pages with each of the other parties hereto.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                          CAPTEC NET LEASE REALTY, INC.

                                          By: /s/ ALBERT T. ADAMS
                                            ------------------------------------
                                            Name: Albert T. Adams
                                            Title:  Chairman, Special Committee

                                          CAPTEC ACQUISITION, INC.

                                          By: /s/ GARY A. BRUDER
                                            ------------------------------------
                                            Name: Gary A. Bruder
                                            Title:  Secretary

                                          CAPTEC FINANCIAL GROUP, INC.

                                          By: /s/ W. ROSS MARTIN
                                            ------------------------------------
                                            Name: W. Ross Martin
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer

                                          CAPTEC NET LEASE REALTY
                                          ADVISORS, INC.

                                          By: /s/ PATRICK L. BEACH
                                            ------------------------------------
                                            Name: Patrick L. Beach
                                            Title:  President and Chief
                                                    Executive Officer

                                          The undersigned CFG Shareholders and
                                          CA Shareholders join in this Agreement
                                          solely for the purpose of being bound
                                          by, and obtaining the benefits of, the
                                          provisions applicable thereto in
                                          Section 4.06 and Article IX.

                                          By:
                                            ------------------------------------
                                            Name: Patrick L. Beach

                                          By:
                                            ------------------------------------
                                            Name: W. Ross Martin

                                          By:
                                            ------------------------------------
                                            Name: H. Reid Sherard

                                          By:
                                            ------------------------------------
                                            Name: Gary A. Bruder

                                          By:
                                            ------------------------------------
                                            Name: George R. Beach

                                          By:
                                            ------------------------------------
                                            Name: Kenneth S. Milne

                                          By:
                                            ------------------------------------
                                            Name: Joanna A. Milne

                                          By:
                                            ------------------------------------
                                            Name: Robert Bruce

                                          By:
                                            ------------------------------------
                                            Name: William McPherson

                                          By:
                                              ----------------------------------
                                            Name: Beth A. Abbott

                                          By:
                                            ------------------------------------
                                            Name: Lori B. Hoffman

                                          By:
                                            ------------------------------------
                                            Name: Robert V. Schradar

                                          By:
                                            ------------------------------------
                                            Name: Aaron Acker

                                          By:
                                            ------------------------------------
                                            Name: Susan Passeno

                                          By:
                                            ------------------------------------
                                            Name: Milton Trust